CONFIDENTIAL	EXECUTION COPY

Exhibit 10.20

PURCHASE AGREEMENT

between

Claims Services Group, Inc.

Solera Holdings, Inc.

Altegrity, Inc.

and

HireRight Solutions, Inc.

Dated as of April 23, 2011

Table of Contents

(continued)

Table of Contents

(continued)

		Page

Article 8
Definitions

Section 8.1	Certain Terms	47
Section 8.2	Construction	55

Article 9
Miscellaneous

Section 9.1	Notices	56
Section 9.2	Amendment; Waivers, etc	57
Section 9.3	Expenses	58
Section 9.4	Governing Law, etc.	58
Section 9.5	Successors and Assigns	59
Section 9.6	Entire Agreement	59
Section 9.7	Severability	59
Section 9.8	Counterparts; Effectiveness; Third Party Beneficiaries	59
Section 9.9	Specific Performance	60
Section 9.10	Buyer Parent	60
Section 9.11	Seller Guarantor	60

Exhibit A:	Assignment and Assumption Agreement
Exhibit B-1:	Example Calculation of Closing Working Capital
Exhibit B-2:	Applicable Accounting Principles
Exhibit C:	Transition Services

PURCHASE AGREEMENT

This PURCHASE AGREEMENT, dated as of April 23, 2011 (this “Agreement”), is made by and among Claims Services Group, Inc., a Delaware corporation (“Buyer”), Solera Holdings, Inc., a Delaware corporation and owner directly or indirectly of all of the capital stock of Buyer (“Buyer Parent”), HireRight Solutions, Inc., an Oklahoma corporation (“Seller”), and Altegrity, Inc., a Delaware corporation (“Seller Guarantor”). Capitalized terms used herein shall have the meanings assigned to such terms in the text of this Agreement or in Section 8.1.

R E C I T A L S:

WHEREAS, Seller owns 100 units of membership interests (the “Interests”) of Explore Information Services, LLC, a Delaware limited liability company (the “Company”), which represents all of the membership interests of the Company; and

WHEREAS, Seller wishes to sell the Interests to Buyer, and Buyer wishes to purchase the Interests from Seller, on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, the parties agree as follows:

ARTICLE 1

Sale and Purchase of Interests

Section 1.1 Sale and Purchase of Interests. Subject to the terms and conditions hereof, at the Closing, Seller shall sell the Interests to Buyer, and Buyer shall purchase the Interests from Seller, for the Purchase Price, subject to adjustment as set forth in Section 1.3.

Section 1.2 Closing. The closing of the sale and purchase of the Interests (the “Closing”) shall take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, at 10:00 a.m. on the date that is two Business Days after the conditions set forth in Article 5 have been satisfied or waived (other than those conditions that are to be satisfied by actions taken at the Closing but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by the parties. Notwithstanding the foregoing, unless otherwise agreed to in writing by the Buyer, the Closing shall not take place prior to the later of (i) July 1, 2011, and (ii) the expiration of the Marketing Period. If at any time Seller shall in good faith reasonably believe that the Marketing Period has begun, it may deliver to Buyer a written notice to that effect, in which case the Marketing Period will be deemed to have begun on the date of such notice unless Buyer in good faith reasonably believes the Marketing Period has not begun and, within two (2) Business Days after the delivery of such notice, delivers a written notice to Seller to that effect, stating with specificity which items of Required Information have not been provided. If the Closing is consummated after July 1, 2011, then the Purchase Price shall be increased by an amount equal to the product of $50,000 and the number of days elapsed from July 1, 2011 until the earlier of (i) July 15, 2011, and (ii) the Closing Date. The date on which the Closing actually occurs is referred to hereinafter as the “Closing Date”. At the Closing:

(a) Seller shall transfer to Buyer, free and clear of any Liens, all of the Interests pursuant to an assignment and assumption agreement, substantially in the form attached hereto as Exhibit A (the “Assignment and Assumption Agreement”); and

(b) Buyer shall pay to Seller, by wire transfer of immediately available funds to an account designated by Seller at least two Business Days prior to the Closing Date, an amount equal to the Purchase Price.

Section 1.3 Purchase Price Adjustment.

(a) Closing Statement. Within sixty days following the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Closing Statement”) consisting of (i) an unaudited balance sheet of the Company as of the close of business on the Closing Date (the “Closing Balance Sheet”), (ii) a calculation in reasonable detail of Closing Working Capital (including all components thereof) on a basis consistent with the trial balance amounts set forth on Exhibit B-1, and (iii) a calculation of the amount, if any, payable pursuant to Section 1.3(f). The Closing Statement shall be prepared in accordance with the accounting principles, practices and methodologies set forth in Exhibit B-2 (the “Applicable Accounting Principles”).

(b) Dispute Notice. The Closing Statement shall become final, binding and conclusive upon Seller and Buyer on the thirtieth day following Seller’s receipt of the Closing Statement, unless prior to such thirtieth day Seller delivers to Buyer a written notice (a “Dispute Notice”) stating that Seller believes the Closing Statement contains errors or was not prepared in accordance with the Applicable Accounting Principles and specifying in reasonable detail each item that Seller disputes (each, a “Disputed Item”) and the amount in dispute for each Disputed Item. Any item or amount in the Closing Statement that is not a Disputed Item shall be final, binding and conclusive upon Seller.

(c) Resolution Period. If Seller delivers a Dispute Notice within thirty days following Seller’s receipt of the Closing Statement, then Seller and Buyer shall seek in good faith to resolve the Disputed Items during the fifteen-day period beginning on the date Buyer receives the Dispute Notice (the “Resolution Period”). If Seller and Buyer reach agreement with respect to any Disputed Items, Buyer shall revise the Closing Statement to reflect such agreement.

(d) Independent Accountant. If Buyer and Seller are unable to resolve all of the Disputed Items during the Resolution Period, then Buyer and Seller shall jointly engage and submit the unresolved Disputed Items (the “Unresolved Items”) to the Independent Accountant, provided that if Buyer and Seller do not appoint an Independent Accountant within ten days after the end of the Resolution Period, they shall request the American Arbitration Association to appoint as the Independent Accountant a partner in the New York office of a nationally recognized independent registered public accounting firm that has not had a material relationship with Buyer, Seller or the Company within the preceding two years, and such appointment shall be final, binding and conclusive on Buyer and Seller. The Independent Accountant shall act as an arbitrator to determine, based solely on presentations by Buyer and Seller and not by independent review, only the Unresolved Items still in dispute and shall be limited to those adjustments, if any, required to be made for the Closing Statement to comply with the provisions of this Agreement. The parties shall agree, promptly after the Independent Accountant has been appointed, on procedures governing the resolution of any dispute by the Independent Accountant, provided that if the parties fail to agree on such procedures, the dispute resolution procedures of the American Arbitration Association shall govern. Buyer and Seller shall use their reasonable best efforts to cause the Independent Accountant to issue its written determination regarding the Unresolved Items within thirty days after such items are submitted for review. The Independent Accountant shall make a determination with respect to the Unresolved Items only and in a manner consistent with this Section 1.3 and the Applicable Accounting Principles, and in no event shall the Independent Accountant’s determination of the Unresolved Items be for an amount that is outside the range of Buyer’s and Seller’s disagreement. Each party shall use its reasonable best efforts to furnish to the Independent Accountant such work papers and other documents and information pertaining to the Unresolved Items as the Independent Accountant may reasonably request. The determination of the Independent Accountant shall be final, binding and conclusive upon Buyer and Seller absent manifest error, and Buyer shall revise the Closing Statement to reflect such determination upon receipt thereof. The fees, expenses and costs of the Independent Accountant shall be borne in the same proportion as the aggregate amount of the Unresolved Items that is unsuccessfully disputed by each (as determined by the Independent Accountant) bears to the total amount of the Unresolved Items submitted to the Independent Accountant.

(e) Access to Information. Each party shall use its reasonable best efforts to provide promptly to the other party all information and reasonable access to employees as such other party shall reasonably request in connection with review of the Closing Statement or the Dispute Notice, as the case may be, including all work papers of the accountants who audited, compiled or reviewed such statements or notices (subject to Buyer and its representatives entering into any undertakings required by Seller’s accountants in connection herewith), and shall otherwise cooperate in good faith with such other party to arrive at a final determination of the Closing Statement.

(f) Adjustment. Within two Business Days after the Closing Statement is finalized pursuant to clause (b), (c) or (d) of this Section 1.3:

(i) if Closing Working Capital exceeds the Target Working Capital, Buyer shall pay to Seller an amount equal to such excess; or

(ii) if Closing Working Capital is less than Target Working Capital, Seller shall pay to Buyer an amount equal to such shortfall.

(g) Method of Payment, Interest, etc. Any amount paid in respect of adjustments to the Purchase Price made pursuant to this Section 1.3 shall be (i) increased by interest on such amount, compounded daily, at the Interest Rate from the Closing Date to and including the date of payment based on a 365-day year, (ii) made by wire transfer of immediately available funds to an account designated by the receiving party and (iii) treated as an adjustment to the Purchase Price for tax reporting purposes.

Section 1.4 Withholding. Notwithstanding any other provision of this Agreement, except to the extent required by Law, Buyer shall make all payments under this Agreement free and clear of all deductions and withholdings in respect of Taxes. In the event that Buyer determines that it is required to withhold Taxes from any amount payable pursuant to this Agreement, Buyer shall promptly (and in any event no later than ten days prior to the time of such withholding) notify the Seller and Buyer and Seller shall discuss the issue in good faith. However, if after discussion Buyer determines that it is required to withhold Taxes from any amount payable pursuant to this Agreement, Buyer shall deduct, withhold, and promptly pay to the appropriate authority such Taxes and shall furnish to Seller official receipts (or copies thereof) evidencing such payment. Amounts withheld pursuant to this Section 1.4 shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 1.5 Purchase Price Allocation. Buyer and Seller shall, and shall cause their respective Affiliates to, treat the sale and purchase of the Interests as a sale and purchase of assets for U.S. federal income tax and applicable state and local Tax purposes. Within sixty days following the Closing Date, Buyer shall deliver to Seller an IRS Form 8594 and any required exhibits thereto, prepared on the basis of the respective fair market value of the assets of the Company and in accordance with Section 1060 of the Code and the Treasury Regulations thereunder, setting forth in reasonable detail its proposed determination of the allocation of the consideration paid (including liabilities deemed to be assumed) among the assets of the Company for all purposes (including Tax and financial accounting purposes) and including an allocation of consideration among the Company’s Intellectual Property rights (the “Section 1060 Allocation”). To the extent that Seller in good faith disagrees with the content of the Section 1060 Allocation, Seller shall, within thirty days after receipt of the Section 1060 Allocation, provide written notice to Buyer of such disagreement, which written notice shall include a reasonably detailed statement setting forth the basis for such disagreement. In the absence of such written notice within such thirty days, Seller shall be deemed to have agreed with the content of the Section 1060 Allocation and the Section 1060 Allocation shall be deemed to have been finally determined. Seller and Buyer shall attempt in good faith to resolve any disagreements with respect to the Section 1060 Allocation. If the parties are unable to agree on the Section 1060 Allocation on or prior to the date that is twenty days after the Buyer’s written receipt of Seller’s notice of Seller’s disagreement with the Section 1060 Allocation, the items in dispute shall be submitted to the Independent Accountant. Seller and Buyer shall present their arguments to the Independent Accountant within ten days of the submission of the dispute to the Independent Accountant and the Independent Accountant will resolve the dispute, in a fair and equitable manner, and in accordance with applicable Tax law, within twenty days after Seller and Buyer have presented their arguments to the Independent Accountant. The fees, expenses and costs of the American Arbitration Association and the Independent Accountant shall be borne equally by the parties. Buyer and Seller agree to amend the Section 1060 Allocation, as finally determined, as necessary to reflect any adjustments in consideration agreed upon, or payments made, after the date it is finally determined. Buyer and Seller each further agree to file, and to cause their respective Affiliates to file, their income tax returns and all other Tax Returns and necessary forms in such a manner as to reflect the allocation of the consideration as determined in accordance with this Section 1.5.

ARTICLE 2

Representations and Warranties of Seller

Except as set forth in the Seller Disclosure Letter, Seller represents and warrants to Buyer as follows:

Section 2.1 Corporate Status. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to carry on its business as now conducted. The Company is duly qualified to do business as a foreign limited liability company and is in good standing (where such concept is recognized) in all jurisdictions in which it is required to be so qualified or in good standing, except where the failure to be so qualified or in good standing would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The copies of the certificate of formation and limited liability company agreement of the Company, previously provided to Buyer, are complete and correct, and no amendments thereto are pending.

Section 2.2 Corporate and Governmental Authorization.

(a) Each Seller Party has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by each Seller Party, the performance of each Seller Party’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action of each Seller Party. Each Seller Party has duly executed and delivered this Agreement and on the Closing Date will have duly executed and delivered the Ancillary Agreements. This Agreement constitutes, and each such Ancillary Agreement when so executed and delivered will constitute, the legal, valid and binding obligation of each Seller Party enforceable against each Seller Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (whether considered at law or in equity).

(b) The execution and delivery of this Agreement and the Ancillary Agreements by each Seller Party and the performance of its obligations hereunder and thereunder require no consent of or other action by or in respect of, or filing with or notice to, any Governmental Authority, other than (i) compliance with any applicable requirements of the HSR Act and (ii) any actions or filings under Laws the absence of which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or to materially adversely affect the ability of any Seller Party to perform its obligations hereunder or thereunder.

Section 2.3 Non-Contravention. The execution and delivery of this Agreement and the Ancillary Agreements by each Seller Party and the performance of its obligations hereunder and thereunder do not (a) conflict with or breach any provision of the Organizational Documents of such Seller Party or the Company, (b) assuming compliance with the matters referred to in Section 2.2(b), conflict with or breach any provision of any applicable Law, (c) require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of a Material Contract or any material Permit affecting the Company or (d) result in the creation or imposition of any Lien other than Permitted Liens on any Assets, except, in the case of clauses (b), (c) and (d), as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 2.4 Title to Interests.

(a) The Interests have been duly authorized and validly issued. Seller owns the Interests free and clear of any Lien.

(b) Except for the Interests, there are no outstanding (i) equity interests in the Company, (ii) securities of the Company convertible into or exercisable or exchangeable for equity interests in the Company, (iii) options or other rights or agreements, commitments or understandings of any kind to acquire from the Company, or other obligation of Seller or the Company to issue, transfer or sell, any equity interests in the Company or securities convertible into or exercisable or exchangeable for equity interests in the Company, (iv) voting trusts, proxies or other similar agreements or understandings to which Seller or the Company is a party or by which Seller or the Company is bound with respect to the voting of any equity interests in the Company or (v) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any equity interests in the Company. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Interests.

Section 2.5 Ownership Interests. The Company does not own any shares of capital stock of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into shares of capital stock of or other voting or equity interests in) any other Person.

Section 2.6 Financial Statements; Accounting Controls.

(a) Seller has delivered to Buyer complete copies of (i) audited financial statements of the Company as of September 30, 2009 and September 30, 2010 and for the periods ended September 30, 2008, September 30, 2009 and September 30, 2010 (the last such date, the “Balance Sheet Date”), together with the report of the Company’s independent auditors thereon (collectively, the “Audited Financial Statements”) and (ii) unaudited interim condensed financial statements of the Company at and for the period ended December 31, 2010 (the “Unaudited Financial Statements”), including in the case of each of clauses (i) and (ii) a balance sheet and statements of income or operations and, in the case of clause (i), cash flows and retained earnings or members’ equity (the Audited Financial Statements and the Unaudited Financial Statements, collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto) and present fairly in all material respects the financial position, results of operations and cash flows of the Company at and for the respective periods indicated (subject, in the case of the Unaudited Financial Statements, to normal year-end adjustments and to any other adjustments described therein).

(b) The Company has devised and maintained systems of internal accounting controls with respect to the Business sufficient to provide reasonable assurances that, in all material respects, (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain proper accountability for items, (iii) access to their property and assets is permitted only in accordance with management’s general or specific authorization, and (iv) recorded accountability for items is compared with actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Except asset forth in Section 2.6(c) of the Seller Disclosure Letter, the Company does not have any outstanding Indebtedness.

Section 2.7 No Undisclosed Material Liabilities. Except (a) for liabilities and obligations disclosed or reserved against in the Reference Balance Sheet, (b) for liabilities and obligations incurred in the ordinary course of business since the date of the Reference Balance Sheet, (c) as set forth in Section 2.7 of the Seller Disclosure Letter, and (d) for liabilities and obligations (or groups of related liabilities and obligations) (i) not required to be disclosed on a balance sheet for the Company prepared in accordance with GAAP in a manner consistent with the Financial Statements, and (ii) less than $500,000, the Company has no liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when or by whom asserted) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 2.8 Absence of Certain Changes. Since the Balance Sheet Date, except as otherwise contemplated by this Agreement, (a) the business of the Company has been conducted in all material respects in the ordinary course of business, (b) there has been no Material Adverse Effect and (c) the Company has not taken any action that would, if taken after the date hereof, be prohibited or omitted to take any action that would, after the date hereof, be required, as the case may be, by Section 4.1.

Section 2.9 Material Contracts.

(a) Except as disclosed in Section 2.9 of the Seller Disclosure Letter, the Company is not a party to or bound by:

(i) (A) any agreement for the employment of any officer, individual employee or other Person on a full time, part time, or other basis, excluding any offer letter provided to, or similar arrangement with, any employee which may be terminated at will and without cost to the Company (other than any cost to the Company under the Company’s general severance plans); (B) any agreement for consulting services providing for annual compensation in excess of $50,000; or (C) any agreement relating to loans to officers, directors or Affiliates;

(ii) any agreement under which the Company has loaned money to any other Person;

(iii) any lease or agreement under which the Company is lessee of or holds or operates any personal property, owned by any other Person, except for any lease of personal property under which the aggregate annual rental payments do not exceed $25,000;

(iv) any agreement relating to Indebtedness (whether incurred, assumed, guaranteed or secured by any asset);

(v) any joint venture, partnership, limited liability company or other similar agreements or arrangements (including any agreement providing for joint research, development or marketing);

(vi) any agreement or series of related agreements, including any option agreement, relating to the acquisition or disposition of any business, capital stock or assets of any other Person or any material real property (whether by merger, sale of stock, sale of assets or otherwise);

(vii) any agreement that (A) materially limits the freedom of the Company to compete in any line of business or with any Person or in any area or that would so limit the freedom of Buyer or its Affiliates or the Company after the Closing or (B) contains material exclusivity obligations or restrictions binding on the Company or that would be binding on Buyer or any of its Affiliates after the Closing;

(viii) any agreement or series of related agreements for the purchase of materials, supplies, goods, services, equipment, Intellectual Property or other assets (including any agreement with any Governmental Authority to obtain data that are used by the Company to provide products and services to its customers) that provides for aggregate payments by the Company over the remaining term of such agreement or related agreements of $500,000 or more or under which the Company made payments of $200,000 or more during the twelve-month period ending on the date hereof;

(ix) any sales, distribution, agency or other similar agreement providing for the sale by the Company of materials, supplies, goods, services, equipment or other assets that provides for aggregate payments to the Company over the remaining term of the agreement of $750,000 or more or under which payments of $250,000 or more were made to the Company during the twelve-month period ending on the date hereof;

(x) any agreement relating to any interest rate, derivatives or hedging transaction; or

(xi) any agreement (including any “take-or-pay” or keepwell agreement) under which (A) any Person has directly or indirectly guaranteed any liabilities or obligations of the Company or (B) the Company has directly or indirectly guaranteed any liabilities or obligations of any other Person (in each case other than endorsements for the purpose of collection in the ordinary course of business).

(b) Each agreement disclosed, or required to be disclosed, in the Seller Disclosure Letter pursuant to this Section 2.9 or Section 2.10 or 2.11 (each, a “Material Contract”) is a valid and binding agreement of the Company (subject to the effects of applicable bankruptcy, clarification, insolvency, fraudulent conveyance, moratorium, sponsorship or other Laws relating to or affecting creditors’ rights generally and to general principles of equity, whether considered at law or in equity) and is in full force and effect, and neither the Company nor, to the Knowledge of Seller, any other party thereto is in default or breach in any material respect under (or is alleged to be in default or breach in any material respect under) the terms of, or has provided or received any notice of any intention to terminate, any such Material Contract, and, to the Knowledge of Seller, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder or result in a termination thereof or would cause or permit the acceleration of or other changes of or to any right or obligation or the loss of any benefit thereunder, except, in each case, as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Seller has provided to Buyer a true and complete copy of each Material Contract.

Section 2.10 Properties.

(a) Title to Assets. The Company has good and valid title to, or otherwise has the right to use pursuant to a valid and enforceable lease, license or similar contractual arrangement, all of its material assets (real and personal, tangible and intangible) (collectively, the “Assets”), in each case free and clear of any Lien other than Permitted Liens, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b) Sufficiency of Assets. Except as set forth in Section 2.10(b) of the Seller Disclosure Letter, the Assets constitute all of the material assets used in the conduct of the Business.

(c) Owned Real Property. The Company does not own any real property.

(d) Leased Real Property. Section 2.10(d) of the Seller Disclosure Letter lists all material real property leased, subleased or otherwise occupied by the Company (the “Leased Real Property”, and the leases, subleases and other agreements pursuant to which such real property is leased, subleased or otherwise occupied, the “Leases”) and sets forth the address, and the parties to each Lease.

Section 2.11 Intellectual Property. Section 2.11 of the Seller Disclosure Letter lists all applications and registrations for Intellectual Property owned by the Company or its Affiliates as of the date hereof that are material to the Business, and identifies the owner of each such application or registration for Intellectual Property. Each of the items set forth in Section 2.11 of the Seller Disclosure Letter and each of the unregistered Intellectual Property owned by the Company that are material to the conduct of the business (collectively, the “Owned Intellectual Property”) are owned free and clear of all Liens except for Permitted Liens. To the Knowledge of Seller, (a) the Company has not received any notice or claim since January 1, 2009 that it is infringing on or has misappropriated the Intellectual Property rights of any Person, and (b) no Person is infringing or misappropriating any Owned Intellectual Property in a way that is material to the Business. The Company has not infringed, misappropriated, or otherwise violated any Person’s Intellectual Property rights. Section 2.11 of the Seller Disclosure Letter sets forth a complete and correct list of all agreements pursuant to which (x) the Company permits any Person to use any of the Owned Intellectual Property other than ordinary course, non-exclusive licenses to its customers or (y) any Person permits the Company or its Affiliates to use any Intellectual Property not owned by the Company that is material to the Business (and in the case of this clause (y), identifies the permitted user of such Intellectual Property). The Company has taken commercially reasonable steps in accordance with normal industry practice to protect the Owned Intellectual Property and the confidentiality of its trade secrets. The Company maintains and implements policies (including agreements) by which Intellectual Property developed by or for the Company by its employees or independent contractors constitutes works-made-for-hire or that effectively assigns to the Company all rights therein and by which its employees or independent contractors are required to protect the confidentiality of its confidential information. Except as set forth in Section 2.11 of the Seller Disclosure Letter, no Affiliate of the Company owns or licenses any material Intellectual Property that is used in the Business. To the Knowledge of Seller, the Company has not experienced any incident in which personal information was or may have been stolen or improperly accessed or used. Except as set forth in Section 2.11 of the Seller Disclosure Letter, none of the software, computer hardware, or computer systems that are used by the Company has experienced a failure or critical error in the past two years that has caused a Loss, disruption or interruption that was material to the Business.

Section 2.12 Litigation. There is no (and, during the preceding two years from the date hereof, there has been no) Litigation pending or, to the Knowledge of Seller, threatened against or affecting the Company, and there are no settlement agreements or similar written agreements with any Governmental Authority and no outstanding orders, judgments, stipulations, decrees, injunctions, determinations or awards issued by any Governmental Authority against or affecting the Company, except, in each case, as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 2.13 Compliance with Laws; Licenses and Permits.

(a) The Company is in compliance, and for the past two years has complied, with all applicable laws, statutes, ordinances, rules, regulations, judgments, injunctions, orders and decrees (“Laws”) and, to the Knowledge of Seller, is not under investigation with respect to any violation of any applicable Laws, except, in each case, as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b) The Company has all licenses, franchises, permits, certificates, approvals or other similar authorizations issued by applicable Governmental Authorities and affecting, or relating to, the Assets or the operation of the Business (the “Permits”), except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Permits are valid and in full force and effect, the Company is not in default under the Permits and none of the Permits will be terminated as a result of the transactions contemplated hereby, except, in each case, as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c) Seller makes no representation or warranty in this Section 2.13 with respect to Litigation matters, environmental matters, employee benefit matters or Tax matters, which matters are exclusively addressed in Section 2.12, Section 2.14, Section 2.16 and Section 2.17, respectively.

Section 2.14 Environmental Matters.

(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

(i) the Company is, and for the past two years has been, in compliance with all applicable Environmental Laws and is in possession of, and in compliance with, all Permits required under applicable Environmental Laws;

(ii) the Company has not received from any Governmental Authority any notice of violation or alleged violation of any Environmental Law, other than any such violation or alleged violation that has been resolved or for which there are no additional obligations;

(iii) no Litigation is pending or, to the Knowledge of Seller, threatened against the Company arising under any Environmental Law; and

(iv) the Company has not released Hazardous Substances into the air, soil or groundwater at, under or from the Leased Real Property, which requires investigation or remediation by the Company under applicable Environmental Laws.

(b) Notwithstanding any of the representations and warranties contained elsewhere in this Agreement, the representations and warranties contained in this Section 2.14 are the sole and exclusive representations made by Seller relating to matters arising under Environmental Laws.

Section 2.15 Employees, Labor Matters, etc. The Company is not a party to or is otherwise bound by any collective bargaining agreement, and there are no labor unions or other organizations or groups representing, purporting to represent or attempting to represent any employees employed by the Company. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, there is no pending or, to the Knowledge of Seller, threatened strike, slowdown, picketing or work stoppage by, or lockout of, or other similar labor activity or organizing campaign with respect to, any employees of the Company. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Company is in compliance, and for the past two years has complied, with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, employee classification and wages and hours.

Section 2.16 Employee Benefit Plans and Related Matters; ERISA.

(a) Disclosure. Section 2.16(a) of the Seller Disclosure Letter lists all material Company Benefit Plans. With respect to each Company Benefit Plan, Seller has made available to Buyer complete and correct copies of each such Company Benefit Plan that is maintained or sponsored by the Company solely for the benefit of current or former employees of the Company with any amendments thereto.

(b) Qualification. Each Company Benefit Plan intended to be qualified under section 401(a) of the Code, and the trust forming a part thereof, has received a favorable determination letter from the IRS and, to the Knowledge of Seller, there are no existing circumstances or events that could reasonably be expected to result in any revocation of, or a change to, such determination letter or that could adversely affect the qualified status of such Company Benefit Plan. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Company Benefit Plan has been maintained, funded, and operated in accordance with its terms and in compliance with applicable Law.

(c) Liability; Compliance.

(i) No liability under Title IV of ERISA has been or is reasonably expected to be incurred by the Company or any ERISA Affiliate (other than periodic premiums, all of which have been paid prior to the due date thereof). The Company does not have any current or potential liability or obligation (i) under or with respect to any “defined benefit plan” (within the meaning of section 3(35) of ERISA) or any “multiemployer plan” (within the meaning of section 3(37) of ERISA) , (ii) for the provision of any post-termination or post-employment welfare or welfare-type benefits to any Person, or (iii) on account of at any time being considered a single employer under section 414 of the Code with any other Person. Except as would not result in a material liability to the Company, the Company and the ERISA Affiliates have complied and are in compliance with the requirements of section 4980B of the Code.

(ii) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (A) other than routine claims for benefits, there are no pending or, to the Knowledge of Seller, threatened claims by or on behalf of any participant in any of the Company Benefit Plans, or otherwise involving any Company Benefit Plan or the assets of any Company Benefit Plan; and (B) none of the Company Benefit Plans is presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other Governmental Authority, domestic or foreign.

(iii) Neither the Company nor any ERISA Affiliate contributes to a Multiemployer Plan or a “multiple employer plan” within the meaning of section 4063 or 4064 of ERISA.

(iv) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not (alone or in combination with any other event) result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former employee, officer, director or independent contractor of the Company or any increased or accelerated funding obligation with respect to any Company Benefit Plan. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect no payment or deemed payment by the Company will arise or be made as a result (alone or in combination with any other event) of the execution, delivery and performance of this Agreement by the Company, or the consummation by the Company of the transactions contemplated by this Agreement, that would not be deductible pursuant to section 280G of the Code.

(d) The long-term disability plan in which employees of the Company participate provides that an employee is eligible for benefits thereunder (assuming eligibility requirements are otherwise met) regardless of the employee’s employment status after the date on which they become eligible for benefits thereunder.

Section 2.17 Tax Matters. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

(a) Classification. The Company is and since December 29, 2005 has been validly classified as a disregarded entity for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-2(c)(2)(i).

(b) Filing and Payment. All Tax Returns required to be filed by, on behalf of or with respect to the Company, its assets or its operations have been duly and timely filed and are complete and correct. All Taxes (whether or not reflected on such Tax Returns) required to be paid with respect to, or that could give rise to a Lien on the Assets of, the Company have been duly and timely paid. All Taxes required to be withheld by the Company have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose.

(c) Procedure and Compliance. (i) No written agreement waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes with respect to the Company which statute or period has not expired, and no written power of attorney with respect to any such Taxes that remains in effect, has been filed or entered into with any Governmental Authority; (ii) the time for filing any Tax Return with respect to the Company has not been extended to a date later than the date of this Agreement; (iii) no Taxes with respect to the Company are under audit, examination or investigation by any Governmental Authority; and (iv) no Governmental Authority has asserted in writing any deficiency, claim or issue with respect to Taxes or any adjustment to Taxes against the Company with respect to any taxable period for which the period of assessment or collection remains open.

(d) Closing Agreements and Consolidation. The Company (i) is not and since December 31, 2005 has not been a member of any affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns on net income and (ii) does not have any liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor or by contract (other than any commercial agreement a principal purpose of which is not Taxes).

(e) Listed Transactions. The Company has not participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(c) within the last five years.

(f) For any state, local, or foreign Tax with respect to which the acquisition of interests in the Company is not treated as an asset acquisition, the Company will not be required to include any material item or amount of income in, or exclude any material item or amount of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) any “closing agreement,” as described in Section 7121 of the Code (or any similar provision of state, local or foreign income Tax law); (iii) any prepaid amount received on or prior to the Closing Date (other than amounts prepaid in the ordinary course of business consistent with past practice); (v) any installment sale or open transaction disposition made on or prior to the Closing Date; or (vi) any state, local, or foreign Tax analogue of an election under Section 108(i) of the Code.

(g) Except as would not to result in a material liability to the Company, each contract, arrangement, or plan of the Company that is a “nonqualified deferred compensation plan” (as defined for purposes of Code Section 409A(d)(1)) is in documentary and operational compliance with Code Section 409A and the applicable guidance issued thereunder. Neither the Company nor any of its Subsidiaries has any indemnity obligation for any Taxes imposed under Section 4999 or 409A of the Code.

Section 2.18 Insurance. Section 2.18 of the Seller Disclosure Letter sets forth each current property and liability insurance policy acquired directly by and in the name of the Company. Each such policy is in full force and effect (and all premiums due and payable thereon have been paid in full on a timely basis), and no written notice of cancellation, termination or revocation or other written notice that any such insurance policy is no longer in full force or effect or that the issuer of any policy is not willing or able to perform its obligations thereunder has been received by Seller or the Company.

Section 2.19 Finders’ Fees. Except for Bank of America Merrill Lynch, whose fees and expenses will be paid by Seller, there is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of Seller or the Company who might be entitled to any fee or commission from Buyer or any of its Affiliates (including, after the Closing, the Company) upon consummation of the transactions contemplated hereby.

Section 2.20 Customers and Vendors. Section 2.20 of the Seller Disclosure Letter sets forth (a) a list of the Company’s top 15 customers (by volume of sales to such customers) and (b) a list of the Company’s top 10 vendors (by volume of purchases from such vendors), for the fiscal year ended September 30, 2010. Since the Balance Sheet Date, to the Knowledge of Seller, the Company has not received any notice from any such customer to the effect that such customer will stop or materially decrease the rate of, or seek to materially reduce the price it will pay for, purchases from the Company. Since the Balance Sheet Date, to the Knowledge of Seller, the Company has not received any notice from any such vendor to the effect that such vendor will stop or materially change the price of supplying materials, products or services to the Company, or will materially restrict the Company’s rights to use such materials, products or services.

Section 2.21 Related Party Transactions. Section 2.21 of the Seller Disclosure Letter sets forth the categories of Related Party Transactions since September 30, 2009 that have generated material revenue for or resulted in material expenses incurred by the Company. Except as set forth on Section 2.21 of the Seller Disclosure Letter, from and after the Closing Date, the Company shall have no obligation to engage in any Related Party Transaction and shall not be bound by any agreement or commitment with respect to any Related Party Transaction. Except as set forth and described in Section 2.21 of the Seller Disclosure Letter, none of the assets, tangible or intangible, or the properties that are used by the Company are owned by any Related Party, and no Related Party has any interest in any assets, tangible or intangible, or properties that are used by the Company.

Section 2.22 Closing Date. Each of the representations and warranties contained in this Article 2 will be true and correct as of the Closing Date as though then made (except for representations that are as of a specific date, which representations shall be true and correct as of such date).

Section 2.23 No Other Representations and Warranties; Schedules. None of Seller, any of its Affiliates or any of their respective officers, employees, agents or representatives makes or has made any express or implied representation or warranty on behalf of Seller other than those expressly set forth in this Article 2. Disclosure of any fact or item in any Section of the Seller Disclosure Letter referenced by a particular paragraph or section in this Article 2 shall be deemed to be disclosed with respect to each other paragraph or section of this Article 2, whether or not a specific cross-reference appears, to the extent the relevance of such fact or item to such other paragraph or section is reasonably apparent. Disclosure of any fact or item in any Section of the Seller Disclosure Letter shall not necessarily mean that such item or fact is material to the business or financial condition of the Company.

ARTICLE 3

Representations and Warranties of Buyer

Buyer represents and warrants to Seller as follows:

Section 3.1 Corporate Status. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 3.2 Corporate and Governmental Authorization.

(a) Each Buyer Party has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by each Buyer Party, the performance of each Buyer Party’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action of each Buyer Party. Each Buyer Party has duly executed and delivered this Agreement and on the Closing Date will have duly executed and delivered the Ancillary Agreements. This Agreement constitutes, and each such Ancillary Agreement when so executed and delivered will constitute, the legal, valid and binding obligations of each Buyer Party, enforceable against each Buyer Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (whether considered at law or in equity).

(b) The execution, delivery and performance of this Agreement and the Ancillary Agreements by each Buyer Party, and the consummation of the transactions contemplated hereby and thereby, require no consent or other action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act and (ii) any actions or filings under Laws the absence of which would not be, individually or in the aggregate, materially adverse to Buyer or Buyer Parent or materially impair the ability of Buyer and Buyer Parent to consummate the transactions contemplated hereby or thereby.

Section 3.3 Non-Contravention. The execution and delivery of this Agreement and the Ancillary Agreements by each Buyer Party, and the performance of its obligations hereunder and thereunder do not (a) conflict with or result in any violation or breach of any provision of any of the Organizational Documents of such Buyer Party, (b) assuming compliance with the matters referred to in Section 3.2(b), conflict with or result in any violation or breach of any provision of any applicable Law or (c) require any consent or other action by any Person under any provision of any material agreement or other instrument to which Buyer or Buyer Parent is a party.

Section 3.4 Sufficiency of Funds. Buyer has delivered to Seller a true and complete fully executed copy of the commitment letter, dated as of the date hereof among Buyer and Goldman Sachs Bank USA, Bank of America, N.A., and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Lenders”), and including all exhibits, schedules and annexes thereto in effect as of the date of this Agreement (the “Financing Letter”), pursuant to which and subject to the terms and conditions thereof the Lenders have agreed and committed to provide the debt financing set forth therein (the

“Financing”). The Financing Letter has not been amended, restated or otherwise modified or waived prior to the date of this Agreement and the respective commitments contained in the Financing Letter have not been withdrawn, modified or rescinded prior to the date of this Agreement. The Financing Letter is in full force and effect and constitutes the legal, valid and binding obligation of each of Buyer and, to the knowledge of Buyer, the other parties thereto. There are no conditions precedent or contingencies relating to the funding of the full amount of the Financing, other than as expressly set forth in the Financing Letter. Without limitation of the foregoing, neither the fee letter entered into in connection with the Financing Letter (the “Fee Letter”) nor any other agreement ancillary thereto contains any direct or indirect condition precedent to the funding of the Financing. The net proceeds of the Financing, together with other financial resources of Buyer, will, in the aggregate, be sufficient for the satisfaction of all of Buyer’s obligations under this Agreement, including the payment of the Purchase Price, and of all fees and expenses reasonably expected to be incurred by Buyer in connection herewith. As of the date of this Agreement, (i) no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default) or a failure to satisfy a condition precedent, in each case, on the part of Buyer under the Financing Letter or, to the knowledge of Buyer, any other party to the Financing Letter and (ii) Buyer does not have knowledge that the Financing or any other funds necessary for the satisfaction of all of Buyer’s obligations under this Agreement and the payment of all fees and expenses reasonably expected to be incurred by Buyer in connection herewith will not be available to Buyer on the Closing Date. Buyer has fully paid all commitment fees or other fees required to be paid prior to the date of this Agreement pursuant to the Financing Letter.

Section 3.5 Solvency. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including the Financing), Buyer and its subsidiaries will be Solvent. For purposes of this Section 3.5, “Solvent” means, with respect to any Person, that:

(a) the fair saleable value (determined on a going concern basis) of the assets of such Person shall be greater than the total amount of such Person’s liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);

(b) such Person shall be able to pay its debts and obligations in the ordinary course of business as they become due; and

(c) such Person shall have adequate capital to carry on its businesses and all businesses in which it is about to engage.

Section 3.6 Purchase for Investment. Buyer is purchasing the Interests for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Interests and is capable of bearing the economic risks of such investment. Buyer acknowledges that the Interests have not been registered under the Securities Act or any state securities Laws, and agrees that the Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign securities Laws, in each case, to the extent applicable.

Section 3.7 Litigation. There is no Litigation pending against, or, to the Knowledge of Buyer, threatened against or affecting, Buyer before any court or arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 3.8 Finders’ Fees. There is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of Buyer who might be entitled to any fee or commission from Seller or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 3.9 Closing Date. Each of the representations and warranties contained in this Article 3 will be true and correct as of the Closing Date as though then made (except for representations that are as of a specific date, which representations shall be true and correct as of such date).

Section 3.10 No Additional Representations; Inspection.

(a) Notwithstanding anything contained in Article 2 or any other provision of this Agreement or the Seller Disclosure Letter, Buyer acknowledges and agrees that none of Seller or any of its Affiliates is making or has made any representation or warranty whatsoever, express or implied, including any implied warranty of merchantability or suitability, as to the Company or the Assets, other than the representations and warranties expressly set forth in Article 2, and that the Company, the Business and the Assets are being sold “as is” and “where is,” except for the representations and warranties expressly set forth in Article 2. In addition, Buyer acknowledges and agrees that any cost estimates, projections and predictions contained or referred to in the materials that have been provided or made available to Buyer by or on behalf of Seller are not and shall not be deemed to be representations or warranties of Seller or any of its Affiliates.

(b) Buyer acknowledges and agrees that it (i) has made its own inquiry and investigations into and, based thereon, has formed an independent judgment concerning the Company, the Business and the Assets, (ii) has been provided with access to information, documents and other materials relating to the Company, the Business and the Assets and (iii) has been provided an opportunity to ask questions of Seller with respect to such information, documents and other materials. Buyer further acknowledges and agrees that none of Seller or any of its Affiliates has made any representations or warranties, express or implied, as to the accuracy or completeness of such information, documents and other materials other than the representations and warranties contained in this Agreement.

(c) None of Buyer, any of its Affiliates or any of their respective officers, employees, agents or representatives makes or has made any express or implied representation or warranty on behalf of Buyer other than those expressly set forth in this Article 2.

ARTICLE 4

Certain Covenants

Section 4.1 Conduct of the Business. From the date hereof until the Closing, except as otherwise expressly required by this Agreement, the Ancillary Agreements or as set forth in Section 2.8 or 4.1 of the Seller Disclosure Letter or otherwise requested or consented to in writing by Buyer, Seller shall cause the Company to conduct the Business in the ordinary course consistent with past practice, and Seller shall not permit the Company to:

(a) amend its certificate of formation or limited liability company agreement or take or authorize any action to wind up its affairs or dissolve;

(b) (i) amend any Company Benefit Plan in any material respect (other than where such amendment is generally applicable to employees of Seller and its Affiliates); (ii) establish any new arrangement that would (if it were in effect on the date hereof) constitute a Company Benefit Plan or (iii) take any action to increase the rate of compensation of its employees or officers (other than customary increases to base wages or salaries, including normal annual performance reviews, consistent with past practice), other than, in each case, to the extent required under any Company Benefit Plan or by applicable Law;

(c) issue or sell any equity interests of the Company, or issue, sell or grant any options, warrants or rights to purchase or subscribe to, enter into any arrangement or contract with respect to the issuance or sale of, or redeem or repurchase any equity interests of the Company or make any changes (by combination, reorganization or otherwise) in the capital structure of the Company;

(d) (i) sell, assign, transfer, abandon or license any of its Assets (except in the ordinary course of business), or (ii) pledge, encumber or grant any Lien (other than a Permitted Lien) on any of its Assets;

(e) make any material change to its accounting policies or practices, except as required by GAAP or applicable Law;

(f) file any amended Tax Return, enter into any closing agreement, settle any claim or assessment with respect to Taxes, surrender any right to claim a refund, offset or other reduction in liability with respect to Taxes, consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect to Taxes, in each case if such action would reasonably be expected to result in a material increase in the Tax liability of the Company for any Tax period or portion thereof beginning after the Closing Date;

(g) merge or consolidate with any other Person;

(h) enter into, assume, amend or terminate any Material Contract or any agreement that would be a Material Contract, other than Material Contracts renewed or amended in the ordinary course of business;

(i) incur any Indebtedness, other than trade accounts payable incurred in the ordinary course of business consistent with past practice;

(j) make any capital expenditures or commitments for capital expenditures, other than in the ordinary course of business consistent with past practice or pursuant to the Company’s current capital expenditures budget previously delivered to Buyer;

(k) forgive, cancel or compromise any material debt or claim, or waive or release any right of material value;

(l) fail to pay or satisfy when due any material liability of the Company (other than any such liability that is being contested in good faith);

(m) settle or compromise any Litigation;

(n) make any loans to or investments in any Person; or

(o) agree or commit to do any of the foregoing.

Section 4.2 Access to Information; Confidentiality; Books and Records.

(a) From the date hereof until the Closing, Seller shall (i) give Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company, (ii) furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial, Tax and operating data and other information relating to the Company as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of Seller and Seller’s Affiliates to cooperate with Buyer, in each case solely in connection with Buyer’s preparation to integrate the Company into Buyer’s organization following the Closing.

(b) From and after the Closing, until the later of the sixth anniversary thereof and the expiration of the applicable statute of limitations, Seller shall, and Buyer shall cause the Company to, promptly afford the other party and its respective agents (i) reasonable access to their respective books and records, information, employees and auditors with respect to periods or occurrences prior to the Closing Date, to the extent reasonably necessary or useful for the party requesting such access and (ii) such other assistance as may reasonably be requested in connection with the preparation of any Tax Return, audit (including any audit or other examination by a taxing authority), investigation, dispute or Litigation (including any judicial or administrative proceeding relating to Taxes); provided that (x) the party requesting such access or assistance agrees to reimburse the other party promptly for all reasonable and documented out-of-pocket costs and expenses incurred in connection with any such request, and (y) such access or assistance does not interfere unreasonably with the conduct of the Business or any other business of the party granting such access or assistance. Notwithstanding the foregoing, this Section 4.2(b) shall not apply to requests relating to Litigation (including claims pursuant to Article 7 hereof) between the Buyer and Seller or their respective Affiliates.

(c) Anything to the contrary in Section 4.2(a) or Section 4.2(b) notwithstanding, (i) access rights pursuant to Section 4.2(a) or Section 4.2(b) shall be exercised in such manner as not to interfere unreasonably with the conduct of the Business or any other business of the party granting such access, (ii) the party granting access may withhold any document (or portions thereof) or information (A) that is subject to the terms of the a non disclosure agreement with a third party, (B) that, as reasonably determined by such party’s counsel, constitutes privileged attorney client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by such party’s counsel, constitutes a waiver of any such privilege or (C) if the provision of access to such document (or portion thereof) or information, as reasonably determined by such party’s counsel, would conflict with applicable Laws and (iii) neither Seller nor any of its Affiliates or representatives shall have any obligation to provide Buyer or its representatives access to (A) any U.S. federal, state, local or foreign Tax Return filed by Seller or any of its Affiliates other than (I) stand-alone Tax Returns for the Company, and (II) pro forma Tax Returns (including any supporting work papers) of the Company for any Tax Return in which the Company has joined with the Seller or any of its Affiliates in filing a consolidated, combined, group or unitary Tax Return (excluding any such Tax Return in which the acquisition of Interests hereunder is treated as an asset acquisition), if any, or (B) access to any individual personnel or payroll records to the extent not relating to the Company.

(d) All information provided to Buyer pursuant to this Section 4.2 prior to the Closing shall be held by Buyer as Evaluation Material (as defined in the Confidentiality

Agreement, dated as of February 23, 2011, between Altegrity, Inc. and Buyer Parent (the “Confidentiality Agreement”)) and shall be subject to the Confidentiality Agreement, the terms of which are incorporated herein by reference. From and after the Closing: (i) Seller, on the one hand, and Buyer, on the other hand, shall, and shall cause their respective Affiliates and representatives to, maintain in confidence this Agreement and the Ancillary Agreements and any written, oral or other information related to the negotiation hereof and thereof, (ii) Seller shall, and shall cause its respective Affiliates and representatives to, maintain in confidence any written, oral or other information relating to the Company obtained (A) by virtue of Seller’s ownership of the Company prior to the Closing or (B) from Buyer or its Affiliates, including the Company, following the Closing, and (iii) Buyer shall, and shall cause its Affiliates and representatives to, maintain in confidence any written, oral or other information of or relating to Seller (other than information relating to the Company) obtained by virtue of Buyer’s ownership of the Company from and after the Closing, except, in each case, to the extent that the applicable party is required to disclose such information by judicial or administrative process or pursuant to applicable Law or such information can be shown to have been in the public domain through no fault of the applicable party.

(e) Subject to Section 4.2(d), Seller and its Affiliates shall have the right to retain copies of all books, data, files, information and records in any media (including, for the avoidance of doubt, Tax Returns and other information and documents relating to Tax matters) of the Company relating to periods ending on or prior to the Closing Date (i) relating to information (including employment and medical records) regarding the Company Employees, (ii) as may be required by any Governmental Authority, including pursuant to any applicable Law or regulatory request or (iii) as may be necessary for Seller or its Affiliates to perform their respective obligations pursuant to this Agreement or any of the Ancillary Agreements, in each case subject to compliance with Section 4.2(d) and all applicable Laws. Buyer agrees that, with respect to all original books, data, files, information and records of the Company existing as of the Closing Date, it will (x) comply in all material respects with all applicable Laws relating to the preservation and retention of records, (y) apply preservation and retention policies that are no less stringent than those generally applied by Buyer to its own books and records and (z) for at least six years after the Closing Date or until the expiration of the applicable statute of limitations in the case of any materials related to Taxes, preserve and retain all such original books, data, files, information and records and thereafter dispose of such original books, data, files, information and records only after it shall have given Seller ninety days’ prior written notice of such disposition and the opportunity (at Seller’s expense) to remove and retain such information.

Section 4.3 Governmental Approvals; Third Party Consents.

(a) Seller and Buyer shall cooperate and use commercially reasonable efforts (i) to make, in the most expeditious manner practicable, all filings and applications with and to, and obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of, applicable Governmental Authorities to consummate the transactions contemplated by this Agreement and (ii) to obtain consents from other Persons, if any, listed on Section 2.3 of the Seller Disclosure Letter. In furtherance of the foregoing, Buyer agrees to provide such information as to financial capability, resources and creditworthiness as may be reasonably requested by any Person whose consent or approval is sought hereunder.

(b) In furtherance of the provisions set forth in Section 4.3(a), Seller and Buyer shall (i) file or cause to be filed as promptly as practicable, but in no event later than ten Business Days following the execution and delivery of this Agreement, with the United States Federal Trade Commission (the “FTC”), the United States Department of Justice (the “DOJ”) and any other applicable Governmental Authority all notification and report forms that may be required for the transactions contemplated hereby and thereafter provide as promptly as practicable any supplemental information requested in connection therewith pursuant to the HSR Act and (ii) include in each such filing, notification and report form referred to in the immediately preceding clause (i) a request for early termination or acceleration of any applicable waiting or review periods. In connection therewith, Seller and Buyer shall (i) furnish to the other party such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act, (ii) subject to applicable Laws, provide the other party with a draft of any filing or submission and a reasonable opportunity to review such draft before making or causing to be made such filing or submission, and consider in good faith the views of such other party regarding such filing or submission, (iii) not extend any applicable waiting or review periods or enter into any agreement with a Governmental Authority to delay or not to consummate the transactions contemplated hereby to be consummated on the Closing Date, except with the prior written consent of the other party, (iv) not have any substantive contact with any Governmental Authority in respect of any filing or proceeding contemplated by this Section 4.3(b) unless they have engaged in prior consultation with the other party and, to the extent permitted by such Governmental Authority, given the other party the opportunity to participate and (v) keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ and any other applicable Governmental Authority. Buyer further agrees to take any action to avoid or eliminate each and every impediment that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as soon as reasonably possible, including (A) the prompt use of its best efforts to avoid the entry of, or to effect the dissolution of, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, including (1) the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any Person, including any Governmental Authority, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions, (2) the proffer and agreement by Buyer of its willingness to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, categories of assets or businesses or other operations or interests therein of Buyer or any of its subsidiaries (including, after the Closing, the Company) (and the entry into agreements with, and submission to orders of, the relevant Governmental Authority giving effect thereto) no later than 60 days from the date of this Agreement and (3) the proffer and agreement by Buyer of its willingness to take such other actions, and promptly to effect such other actions (and the entry into agreements with, and submission to orders of, the relevant Governmental Authority giving effect thereto) no later than sixty days from the date of this Agreement, in each case if such action should be reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any proceeding in any forum or (y) issuance of any order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement by any Governmental Authority and (B) the prompt use of its best efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the transactions contemplated by this Agreement in accordance with its terms unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, any and all steps (including the appeal thereof and the posting of a bond) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement. Nothing in this Section 4.3(b) shall obligate Buyer to agree to any divestitures or other remedy not conditioned on the consummation of the Closing.

(c) Anything to the contrary in this Agreement notwithstanding, nothing herein shall obligate or be construed to obligate either party or any of their respective Affiliates to make, or to cause to be made, any payment or credit support arrangement to any third party in order to obtain the consent or approval of such third party under any Material Contract (other than in the case of Buyer, unsecured guarantees of Buyer or Buyer Parent). With respect to any Material Contract for which any consent has not been obtained prior to the Closing, (i) Seller, on the one hand, and Buyer, on the other hand, shall each use commercially reasonable efforts to obtain any such consent after the Closing until either such consent has been obtained or Seller and Buyer jointly determine, in good faith, that such consent cannot reasonably be obtained and (ii) Seller shall use commercially reasonable efforts to provide Buyer with the same benefits arising under such Material Contract, including performance by Seller (through Buyer as agent if legally and commercially feasible), provided that Buyer shall provide Seller with such access to the premises, books and records and personnel of Buyer as is reasonably necessary to enable Seller to perform its obligations under such Material Contract, and Buyer shall pay or satisfy the corresponding liabilities and other obligations for the enjoyment of such benefits.

Section 4.4 Further Assurances. From time to time after the Closing Date, at the request of another party, without further consideration and at the expense of the party so requesting, each of the parties shall execute and deliver to such requesting party, or shall cause to be executed and delivered to such requesting party, such additional instruments or documents, and shall take or cause to be taken such other action, as such requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

Section 4.5 Employees and Employee Benefits.

(a) Effective immediately prior to the Closing, Seller shall assume the sponsorship of and shall assume, retain and discharge all liabilities and obligations at any time arising under or in connection with or relating to any Company Benefit Plan, except (i) to the extent reflected as a liability in Closing Working Capital and (ii) for those agreements specified as the “Retained Severance Agreements” in Section 2.16(a) of the Seller Disclosure Schedule. Seller and its Affiliates, including through policies of insurance, shall assume and retain, and shall indemnify Buyer and its Affiliates from and against, (x) all liabilities, obligations and commitments relating to long-term disability benefits of any current or former employee of the Company (i) who is receiving or entitled to receive long-term disability benefits on the Closing Date or (ii) who, as of the Closing Date, is receiving or entitled to receive short-term disability benefits and who subsequently becomes entitled to receive long-term disability benefits on or following the Closing, and (y) any breach of the representation contained in Section 2.16(d). Effective as of the Closing Date, Seller shall cause all Company employees who are participants in the Company’s 401(k) plan to be fully vested in their accrued benefits under such 401(k) plan, and Seller shall make on behalf of such employees all employer matching and profit sharing contributions required to be made in respect of service through the Closing Date. Seller shall take all steps necessary to cause the 401(k) plan in which Company Employees participate to distribute for rollover (or transfer as part of a direct rollover), at the election of the participating Company Employee, any promissory note evidencing a loan of such Company employee under such 401(k) plan, and Buyer shall cause Buyer’s 401(k) plan to accept any such rollovers, including such promissory notes.

(b) For a period beginning on the Closing Date and continuing thereafter for twelve (12) consecutive months (the “Continuation Period”), Buyer shall provide, or shall cause the Company and its Affiliates to provide, employees of the Company as of the Closing who continue employment with the Company following the Closing (the “Company Employees”) with (i) compensation (including but not limited to rates of annual base salary or wage level and annual cash bonus opportunities, to the extent applicable, but not including any equity-based compensation) that is substantially comparable in the aggregate to that provided to such Company Employees by the Company or any of its Affiliates on the date hereof (or, if greater, as set forth on Section 4.1(b) of the Seller Disclosure Letter), and (ii) employee benefits (other than any equity-based benefits) that are substantially comparable in the aggregate to those provided to similarly situated employees of Buyer or any of its Affiliates in the U.S.; provided, however, that nothing herein shall be deemed to limit the right of Buyer, the Company or any of their respective Affiliates to terminate the employment of any Company Employee at any time and for any or no reason.

(c) For all purposes under the employee benefit plans, programs and arrangements established or maintained by Buyer, the Company and their respective Affiliates in which Company Employees may be eligible to participate after the Closing (the “New Benefit Plans”), each Company Employee shall be credited with the same amount of service as was credited by the Company and its Affiliates as of the Closing under similar or comparable Company Benefit Plans (including for purposes of eligibility to participate, vesting, and determination of amount of benefits); provided that such crediting of service shall not operate to duplicate any benefit or the funding of any benefit. In addition, and without limiting the generality of the foregoing, (i) with respect to any New Benefit Plans in which the Company Employees may be eligible to participate following the Closing and in the applicable plan year in which the Closing occurs, Buyer shall use commercially reasonable efforts to cause each Company Employee to be immediately eligible to participate in such New Benefit Plans, without any waiting time, to the extent coverage under such New Benefit Plan replaces coverage under a similar or comparable Company Benefit Plan in which such Company Employee was eligible to participate immediately before such commencement of participation (such plans, collectively, the “Old Benefit Plans”), but in any event such coverage shall commence not later than the three month anniversary of the Closing Date, and (ii) for purposes of each New Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Buyer and the Company shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such benefit plan to be waived for such Company Employee and his or her covered dependents in the applicable plan year in which the Closing occurs, to the extent any such exclusions or requirements were waived or were inapplicable under any similar or comparable Company Benefit Plan as of the Closing. Buyer and the Company shall use commercially reasonable efforts to cause any eligible expenses incurred by such Company Employee and his or her covered dependents during the portion of the plan year of the Old Benefit Plan ending on the date such Company Employee’s participation in the corresponding New Benefit Plan begins to be taken into account under such New Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year in which the

Closing occurs as if such amounts had been paid in accordance with such New Benefit Plan.

(d) Effective immediately prior to the Closing, the Company’s participation in each Company Benefit Plan shall be terminated, and in no event shall any Company Employee be entitled to accrue any benefits under any Company Benefit Plan with respect to services rendered or compensation paid after the Closing, except to the extent required by the terms of such Company Benefit Plan or applicable Law.

(e) With respect to any Company Employee whose employment is terminated by Buyer, the Company or any of their respective Affiliates during the Continuation Period immediately following the Closing Date, Buyer shall provide, or shall cause its Affiliates to provide, severance benefits to such Company Employee, which shall be determined and payable in accordance with either (i) (x) the Retained Severance Agreements (if applicable to the Company Employee) or (y) the severance benefit plan or agreement maintained by Seller or any of its Affiliates for the benefit of such Company Employee immediately prior to the Closing Date (subject, however, to the minimum and maximum severance amounts set forth in Section 4.5(e) of the Seller Disclosure Letter) or (ii) the severance benefit plan maintained for similarly situated employees of Buyer and its Affiliates at the time of such Company Employee’s termination of employment, whichever is more favorable to the Company Employee, in each case taking into account all service with Seller, Buyer and their respective Affiliates in determining the amount of severance benefits payable.

(f) From and after the Closing, including without limitation with respect to any events that arise as a result of the transactions contemplated hereby, Buyer shall cause the Company to comply in all respects with the Worker Adjustment and Retraining Notification Act of 1988 and any other applicable Law relating to employee terminations or plan or facilities closings (or other similar event requiring similar notice to employees), including providing any required notices and complying with any required waiting periods.

(g) Nothing contained in this Section 4.5 or any other provision of this Agreement shall be construed to confer upon or give to any Person, including, for avoidance of doubt, any Company Employee, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies (including any third-party beneficiary rights or remedies) under or by reason of this Section 4.5. Nothing contained in this Section 4.5 or any other provision of this Agreement (i) shall be construed to establish, amend, or modify any benefit or compensation plan, program, agreement or arrangement, (ii) shall limit the ability of Buyer or any of its Affiliates (including, following the Closing, the Company) to amend, modify or terminate any benefit or compensation plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, (iii) shall create any right to employment or continued employment or to a particular term or condition of employment with the Company, Buyer or any of their respective Affiliates, or (iv) shall prohibit or in any way limit the right of Buyer, the Company or any of their respective Affiliates to terminate the employment of any employee at any time and for any or no reason.

Section 4.6 Supplemental Disclosure. Not less than two Business Days prior to the Closing, each party shall deliver to the other party a supplement or amendment to the Seller Disclosure Letter or the Buyer Disclosure Letter, as the case may be, with respect to any matter now existing or hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Seller Disclosure Letter or Buyer Disclosure Letter. Any such supplement or amendment shall not have any effect for purposes of determining the satisfaction of the conditions set forth in Article 5. To the extent that any such supplement or amendment refers to a matter first arising after the date of this Agreement, and a party consummates the transactions contemplated by this Agreement notwithstanding receipt by such party of such supplement or amendment, then such supplement or amendment shall, be deemed to have cured any breach of any representation or warranty made in this Agreement that would have existed in the absence of such supplement or amendment.

Section 4.7 Public Announcements. Except as required by applicable Law, stock exchange rules, or any of the Seller Guarantor’s agreements with respect to indebtedness, neither Buyer nor Seller shall make, or permit any of their Affiliates or representatives to make, any public announcement in respect of this Agreement, the Ancillary Agreements or the transactions contemplated hereby without the prior written consent of the other party.

Section 4.8 Insurance.

(a) Buyer acknowledges and agrees that, from and after the Closing Date, the Company and the Assets shall cease to be insured by any insurance policies or any self-insured programs of Seller or Seller’s Affiliates.

Section 4.9 Financing.

(a) Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and conditions described in the Financing Letter, including using reasonable best efforts to (i) maintain in effect the Financing Letter, (ii) negotiate definitive agreements with respect to the Financing on terms and conditions (including, as necessary, the “flex” provisions contained in any related Fee Letter) contemplated by the Financing Letter (any such agreements, the “Definitive Financing Agreements”) and deliver to Seller a correct and complete copy thereof as promptly as practicable after execution thereof, (iii) satisfy on a timely basis all conditions that are applicable to the Financing in the Financing Letter or the Definitive Financing Agreements, as applicable, and comply with its obligations thereunder, (iv)

obtain such third-party consents as may be reasonably required in connection with the Financing, and (v) upon the satisfaction or waiver of such conditions, consummate the Financing at or prior to the Closing. In furtherance and not in limitation of the foregoing, in the event that all conditions to the Financing Letter (or if Definitive Financing Agreements have been entered into, to such respective Definitive Financing Agreements) have been satisfied, and all of the conditions set forth in Sections 5.1 and 5.2 have been satisfied or waived (other than those conditions to be satisfied or waived by action taken at the Closing), Buyer shall use its reasonable best efforts to cause the respective lenders providing such Financing to fund on the Closing Date the Financing required to consummate the transactions contemplated by this Agreement. Buyer shall have the right from time to time to amend, replace, supplement or otherwise modify the Financing Letter and/or substitute other debt or equity financing for all or any portion of the Financing from the same and/or alternative financing sources; provided, that any such amendment, replacement, supplement or other modification to the Financing Letter shall not (A) materially reduce the aggregate amount of the Financing, (B) expand upon in any material respect the conditions precedent or contingencies to the funding on the Closing Date of the Financing as set forth in the Financing Letter, or (C) prevent, impede or delay the consummation of the transactions contemplated by this Agreement; provided, further, that notwithstanding the foregoing, Buyer may amend the Financing Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Financing Letter as of the date of this Agreement. Buyer shall deliver to Seller copies of any such amendment, replacement, supplement or modification. If any portion of the Financing becomes unavailable on the terms and conditions (including the “flex” provisions contained in any Fee Letter) contemplated in the Financing Letter or the Definitive Financing Agreements, Buyer shall promptly notify Seller and shall use its reasonable best efforts to arrange and obtain alternative financing from the same and/or alternative sources on terms and conditions not less favorable, in the aggregate, to Buyer than those contained in the Financing Letter in an amount sufficient to consummate the transactions contemplated by this Agreement (“Alternative Financing”), upon terms and conditions which would not have any of the effects specified in clauses (A), (B), and (C) of this Section 4.9(a) as promptly as reasonably practicable following the occurrence of such event. Buyer shall give Seller prompt oral and written notice of the receipt of any written notice or other written communication from any financing source with respect to any breach, default, termination or repudiation by any party to the Financing Letter or any Definitive Financing Agreements of any provision thereof. Buyer shall keep Seller reasonably informed on a reasonably current basis of the status of its efforts to consummate the Financing. Notwithstanding the foregoing, compliance by Buyer with this Section 4.9Error! Reference source not found. shall not relieve Buyer of its obligation to consummate the transaction contemplated hereby, whether or not the Financing (or any Alternative Financing) is available.

(b) Prior to the Closing, Seller shall, and shall cause the Company and its representatives to use commercially reasonable efforts to cooperate with Buyer in connection with the arrangement of the Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and provided that such requested cooperation is of the type customarily provided in connection with similar financings) by: (i) participating at reasonable times in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions (including sessions with rating agencies), (ii) reasonably assisting with the preparation of materials for rating agency presentations, bank information memoranda, offering documents, private placement memoranda and prospectuses; provided that any such rating agency presentations, bank information memoranda, offering documents, private placement memorandum and prospectuses need not be issued by Seller or the Company, (iii) (A) using commercially reasonable efforts to provide the audited financial statements of the Company and unaudited financial statements of the Company for any interim periods following the Company’s last completed fiscal year and ending on the last day of any quarterly period that is more than forty five days prior to the Closing Date (which interim statements shall have been reviewed by the Company’s independent accountants in accordance with SAS 100), in each case in the form and for such periods as would be required to be included in a registration statement on Form S-1 filed with the SEC by Buyer Parent or its Subsidiaries in connection with the acquisition of the Company pursuant to Rule 3-05 under Regulation S-X under the Securities Act for a public offering of debt or equity securities of Buyer Parent or its Subsidiaries (assuming for this purpose that the acquisition of the Company was completed at least seventy-five days prior to the initial filing of such registration statement), (B) any other financial information with respect to the Company required to be included in such registration statement under Regulation S-K under the Securities Act and (C) drafts of customary comfort letters from the Company’s auditors, including customary negative assurance comfort with respect to periods following the end of the latest fiscal year or fiscal quarter for which historical financial statements are included in the Required Information (as defined below), and confirmation by such auditors that they are prepared to issue any such comfort letter upon any pricing date occurring during the Marketing Period (all such information required to be furnished pursuant to this clause (iii) is referred to as “Required Information”), (iv) using commercially reasonable efforts to furnish Buyer and its financing sources as promptly as reasonably practicable with financial and other pertinent information regarding the Company as may be reasonably requested by Buyer or its financing sources, including any financial information with respect to the Company (including the financial statements referenced in clause (iii)(A) above) that is reasonably requested by Buyer and its financing sources to be included in either a registration statement filed under the Securities Act or an offering memorandum in connection with a private placement of debt securities by Buyer Parent or its Subsidiaries under Rule 144A of the Securities Act and information related to the Company required by regulatory authorities including under applicable “know your customer” and anti money laundering rules and regulations, including the Patriot Act and (v) using commercially reasonable efforts to obtain legal opinions, surveys and landlord estoppel letters as reasonably requested by Buyer or their financing sources, provided that, the foregoing notwithstanding, (A) no obligation of the Company under any such agreement, certificate, document or instrument shall be effective until the Closing, (B) the pre-Closing managers of the Company shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained, (C) the Company shall not be required to execute prior to the Closing any Definitive Financing Agreements or legal opinions or other documents in connection with the Financing, and (D) except as expressly provided above, the Company shall not be required to take any corporate actions prior to the Closing to permit the consummation of the Financing. Buyer shall, promptly upon request by Seller, reimburse Seller for all reasonable and documented out-of-pocket costs incurred by Seller or the Company in connection with such cooperation, and shall indemnify and hold harmless Seller, its Subsidiaries and their respective representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them of any type in connection with the arrangement of any Financing and any information used in connection therewith, and the foregoing obligations shall survive termination of this Agreement. Seller hereby consents to the use of the Company’s logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage Seller or the Company or the reputation or goodwill of Seller or the Company and its or their marks. All non-public or other confidential information provided by the Company pursuant to this Section 4.9(b) shall be kept confidential in accordance with the Confidentiality Agreement, except that Buyer shall be permitted to disclose such information: (i) to potential sources of capital and to rating agencies and prospective lenders and investors during syndication of the Financing, subject to the potential sources of capital, prospective lenders and investors entering into customary confidentiality undertakings with respect to such information (in the context of a private placement of debt securities under Rule 144A of the Securities Act, such confidentiality undertakings as are customary in such a private placement) with Seller and the Company being beneficiaries of such confidentiality undertakings; or (ii) as required by Rule 3-05 of Regulation S-X under the Securities Act to be included in a registration statement on Form S-1 filed with the SEC by Buyer Parent or its Subsidiaries in connection with the acquisition of the Company for a public offering of debt securities of Buyer Parent or its Subsidiaries (assuming for this purpose that the acquisition of the Company was completed at least seventy-five days prior to the initial filing of such registration statement), provided that any such information complies with Regulation FD; or (iii) in the context of a private placement of debt securities under Rule 144A of the Securities Act, pursuant to Regulation FD under the Exchange Act so that potential investors are not in possession of material non-public information during the Financing process.

Section 4.10 Transition Services Agreement. Buyer and Seller will enter into a transition services agreement providing for the rendition by Seller and its Affiliates, if applicable, of certain services to the Company for a period of time following Closing in accordance with the terms set forth in Exhibit C hereto (the “Transition Services Agreement”).

Section 4.11 Non-Competition; Non-Solicitation.

(a) For a period of three years following the Closing Date, Seller and Seller Guarantor shall not, and shall cause their respective Subsidiaries to not, directly or indirectly, solicit for employment or hire any individual who was an employee of the Company immediately prior to Closing; provided that Seller Guarantor and its Subsidiaries shall not be precluded from soliciting or hiring, or taking any other action with respect to any such person who has resigned six months prior to, or has been terminated by Buyer or its Affiliates three months prior to, commencement of employment discussions between Seller Guarantor or any of its Subsidiaries and such person; provided further that a general or public solicitation not targeted at employees of Buyer or any of its Affiliates, including the Company and its Subsidiaries (including by a bona fide search firm) shall not be deemed be a solicitation for purposes of this Section 4.11(a).

(b) For a period of three years following the Closing Date, Seller and Seller Guarantor shall not, and shall cause each Restricted Party to not, directly or indirectly, own, operate, acquire, establish or in any other manner engage a Competitive Business (as defined below) in the United States; provided that Seller, Seller Guarantor and the Restricted Parties may hold publicly traded interests in or securities of any Person engaged in a Competitive Business to the extent that such investment does not, directly or indirectly, confer on the Restricted Parties more than five percent (5%) of the voting power of such Person.

(c) For the purposes of this Agreement, “Restricted Party” shall mean each Subsidiary of Seller Guarantor for the period that such Subsidiary is directly or indirectly owned by Seller Guarantor or Seller Guarantor’s ultimate controlling shareholder as of the date hereof. For the purposes of this Agreement, “Competitive Business” shall mean a business that is competitive with the Business.

Section 4.12 Seller Names and Marks. For a period of one hundred twenty days following the Closing Date, the Company shall have a non-exclusive, non-assignable, fully paid-up, royalty-free, license to use all marks, trade dress and logos owned by Seller or its Affiliates (other than the Company) and used in the Business as of the Closing (including on products, signage, vehicles, properties, technical information and promotional materials).

ARTICLE 5

Conditions Precedent

Section 5.1 Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following conditions:

(a) HSR Act Notification. The notifications of Buyer and Seller pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b) No Injunction, etc. Consummation of the transactions contemplated hereby or by the Ancillary Agreements shall not have been restrained, enjoined or otherwise prohibited or made illegal by any applicable Law.

Section 5.2 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

(a) Representations; Performance. The representations and warranties of Seller contained in Article 2 of this Agreement (without giving effect to any limitations as to “materiality” or “Material Adverse Effect” set forth therein) shall be true and correct at and as of the Closing Date with the same effect as though made at and as of such time (except for representations that are as of a specific date which representations shall be true and correct as of such date), except where all failures to be so true and correct would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Seller shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Seller at or prior to the Closing. Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, signed by a duly authorized officer of Seller to the effect set forth above in this Section 5.2(a).

(b) Other Seller Deliveries. Seller shall have delivered to Buyer:

(i) A statement, meeting the requirements of Section 1.1445-2(b)(2) of the Treasury Regulations, to the effect that Seller is not a “foreign person” within the meaning of section 1445 of the Code and the Treasury Regulations thereunder;

(ii) each of the Ancillary Agreements, duly executed by the applicable Seller Parties; and

(iii) a copy of (A) a UCC termination statement, (B) a Termination and Release of Security Interest in Trademarks by Goldman Sachs Bank USA, (C) a Termination and Release of Security Interest in Patents by Goldman Sachs Bank USA, (D) a Termination and Release of Security Interest in Copyrights by Goldman Sachs Bank USA, together releasing and terminating all liens and security interests in favor of Goldman Sachs Bank USA, as collateral agent, in and to any and all properties and assets of the Company, and (E) any other agreement or instrument necessary to release all Indebtedness of the Company under the Seller Credit Facility and all Liens in respect thereof.

Section 5.3 Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

(a) Representations; Performance. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as though made at and as of such time. Buyer shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Buyer at or prior to the Closing. Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, signed by a duly authorized officer of Buyer to the effect set forth above in this Section 5.3(a).

(b) Other Buyer Deliveries. Buyer shall have delivered to Seller each of the Ancillary Agreements, duly executed by Buyer.

ARTICLE 6

Termination

Section 6.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by the written agreement of Buyer and Seller;

(b) by either Buyer or Seller by notice to the other party, if:

(i) the Closing shall not have been consummated on or before August 15, 2011 (the “End Date”), provided, however, (A) that the right to terminate this Agreement pursuant to this Section 6.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to be consummated by such time and

(B), that if on the End Date, the conditions to Closing set forth in Section 5.1(a) and/or Section 5.1(b) shall not have been fulfilled, but all other conditions to Closing shall be or shall be capable of being fulfilled, or there is a pending litigation to enforce specifically the performance of the terms and provisions hereof by any party hereto, then the End Date shall automatically be extended for 90 days;

(ii) (A) there shall be any Law that makes consummation of the Closing illegal or otherwise prohibited or (B) any judgment, injunction, order or decree of any Governmental Authority having competent jurisdiction enjoining Buyer or Seller from consummating the Closing is entered and such judgment, injunction, order or decree shall have become final and nonappealable;

(c) by Buyer by notice to Seller, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Seller set forth in this Agreement shall have occurred that would cause the condition set forth in Section 5.2(a) not to be satisfied, and such breach or failure to perform has not been cured (if curable) within twenty days after receipt of written notice thereof; provided, however, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 6.1(c) if Buyer is then in material breach or violation of its representations, warranties or covenants contained in this Agreement; or

(d) by Seller by notice to Buyer, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred that would cause the condition set forth in Section 5.3(a) not to be satisfied, and such breach or failure to perform has not been cured (if curable) within twenty days after receipt of written notice thereof; provided, however, that Seller shall not have the right to terminate this Agreement pursuant to this Section 6.1(c) if Seller is then in material breach or violation of its representations, warranties or covenants contained in this Agreement.

Section 6.2 Effect of Termination. If this Agreement is terminated pursuant to Section 6.1, this Agreement shall become void and of no effect without liability of any party (or any of its directors, officers, employees, stockholders, Affiliates, agents, successors or assigns) to the other party except as provided in this Section 6.2, provided that no such termination (nor any provision of this Agreement) shall relieve any party from liability for any damages (including claims for damages based on the consideration that would have otherwise been payable to Seller) for fraud or breach of any covenant or agreement hereunder. The provisions of Section 4.2(d), this Section 6.2, Section 8.1, Section 8.2, Section 9.1 and Section 9.4 shall survive any termination hereof pursuant to Section 6.1.

ARTICLE 7

Indemnification

Section 7.1 Survival. All representations and warranties made in this Agreement shall survive the Closing Date until September 30, 2012. The respective covenants and agreements of Seller and Buyer contained in this Agreement required to be performed or complied with prior to the Closing (each, a “Pre-Closing Covenant”) shall survive the Closing Date until September 30, 2012, and all other respective covenants and agreements of Seller and Buyer contained in this Agreement (each, a “Post-Closing Covenant”), as well as Pre-Closing Covenants to the extent they contemplate performance following the Closing, shall survive the Closing Date hereunder indefinitely or for such lesser period of time as may be specified therein, but not to exceed the applicable statute of limitations in the event of a breach of such covenant or other agreement. Notwithstanding the foregoing, except as set forth in Section 6.2, no representation, warranty, covenant or agreement made in this Agreement shall survive any termination of this Agreement.

Section 7.2 Indemnification by Seller. From and after the Closing, and subject to this Article 7, Seller shall defend, indemnify and hold harmless Buyer, and each of its subsidiaries (including the Company) and Affiliates, and their respective officers, directors, employees, agents, successors and assigns (collectively, the “Buyer Indemnitees”) from and against, and pay or reimburse the Buyer Indemnitees for all Losses resulting from (a) any inaccuracy in or breach of any representation or warranty by Seller in or pursuant to this Agreement, (b) any breach or default in performance by Seller of any Pre-Closing Covenant or Post-Closing Covenant of Seller, (c) any Taxes imposed on or with respect to the Company (or its assets or operations) for any Pre-Closing Tax Period, any Taxes for which the Company may be liable (i) that arise under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) by virtue of the Company being a member of an affiliated, consolidated, combined or unitary group prior to the Closing or (ii) as transferee or successor or by contract (other than any lease, license or other commercial agreement a principal purpose of which is not Taxes) as a result of activities or transactions taking place prior to the Closing and any Taxes imposed on Seller (or its direct or indirect owners) in respect of its sale of the Company (other than Taxes described in Section 9.3), (d) the following Litigation: Ryals et al v. HireRight Solutions, Inc., Altegrity, Inc., Explore Information Services, LLC and USIS (U.S. District Court for the Eastern District of Virginia), (e) Indebtedness of the Company existing as of the Closing and not taken into account in determining the Purchase Price, or (f) the failure to obtain the consent of the landlord under the Company’s Eagan, MN lease.

Section 7.3 Indemnification by Buyer. From and after the Closing, and subject to this Article 7, Buyer shall defend, indemnify and hold harmless Seller and each of its

Affiliates and their respective officers, directors, employees, agents, successors and assigns (collectively, the “Seller Indemnitees”) from and against, and pay or reimburse the Seller Indemnitees for, any and all Losses resulting from (a) any inaccuracy in or breach of any representation or warranty by Buyer in or pursuant to this Agreement, (b) any breach or default in performance by Buyer of any Pre-Closing Covenant of Buyer or any Post-Closing Covenant of Buyer, (c) the ownership and operation of the Business after the Closing or (d) any Taxes imposed on or with respect to the Company not described in Section 7.2(c).

Section 7.4 Limitations on Indemnity. Buyer and Seller agree, for themselves and on behalf of the Buyer Indemnitees and the Seller Indemnitees:

(a) No Buyer Indemnitee will assert any claims for indemnification under Section 7.2(a): (i) in respect of any Loss incurred or suffered by such Buyer Indemnitee that is not a Qualifying Loss and (ii) until such time as the aggregate of all Qualifying Losses that Buyer Indemnitees may have under Section 7.2(a) exceeds $5.2 million (the amount referred to in this clause (ii), the “Indemnity Threshold”), and then only for the aggregate amount of all Qualifying Losses in excess of the Indemnity Threshold. The aggregate liability of Seller in respect of claims for indemnification pursuant to Section 7.2 (a) will not exceed $39 million.

(b) For purposes of determining whether there has been a breach and the amount of Losses that are the subject matter of a claim for indemnification or reimbursement hereunder, each representation and warranty in this Agreement and schedules and exhibits hereto (other than the representations and warranties set forth in Section 2.8(b), the first sentence of Section 2.11 and the first sentence of Section 2.16(a)) shall be read without regard and without giving effect to the terms “material” or “Material Adverse Effect” or similar phrases contained in such representation or warranty. For purposes of determining the amount of any Losses subject to indemnification under this Article 7, the amount of such Losses will be determined net of all related reserves accrued with respect to the matter on the Closing Balance Sheet or reflected in the final Closing Working Capital.

(c) With respect to each indemnification obligation in this Agreement: (i) all Losses shall be net of any Eligible Insurance Proceeds; (ii) in no event shall an Indemnifying Party have liability to the Indemnified Party for any consequential or punitive damages, except if and to the extent any such damages are recovered against an Indemnified Party pursuant to a Third Party Claim, and (iii) the amount of any Losses for which indemnification is provided under this Article 7 shall be reduced by the amount of any net Tax benefit realized by the Indemnified Party or its Affiliates attributable to such Losses. For purposes of this subsection, a Person shall be deemed to realize a Tax benefit attributable to a Loss only to the extent such Person actually receives a refund of Taxes or experiences a reduction in the amount of Taxes which such Person would otherwise have actually had to pay in respect of the taxable year in which the Loss occurs, as a result of the facts, circumstances or events giving rise to the Loss. Notwithstanding clause (ii) of this Section 7.4(c), nothing herein shall preclude an Indemnified Party from recovering diminution in value from an Indemnifying Party.

(d) If any portion of Losses to be reimbursed by the Indemnifying Party may be covered, in whole or in part, by third-party insurance coverage, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party (a “Notice of Insurance”). If the Indemnifying Party so requests within 60 days after receipt of a Notice of Insurance, the Indemnified Party shall use its commercially reasonable efforts to collect the maximum amount of insurance proceeds thereunder (provided, however, that the Indemnified Party shall not be required to engage counsel or file suit to pursue such proceeds) in which event all such proceeds actually received (net of any retroactive or prospective premium increases, and any collection or investigation costs incurred in connection therewith) shall be considered “Eligible Insurance Proceeds”. In any case where an Indemnified Party recovers from a third party any Eligible Insurance Proceeds or indemnification proceeds in respect of any Losses for which an Indemnifying Party has actually reimbursed such Indemnified Party pursuant to this Article 7, such Indemnified Party shall promptly pay over to the Indemnifying Party such Eligible Insurance Proceeds and/or the amount of such indemnification proceeds, but not in excess of the sum of (i) any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.

(e) Any Indemnified Party shall take all commercially reasonable steps to mitigate any Losses incurred by such party upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any indemnification rights hereunder; provided, that the foregoing shall not be deemed to alter or expand an Indemnified Party’s duty to mitigate Losses under applicable Law.

Section 7.5 Notification of Claims; Third Party Claims.

(a) A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any claim in respect of which indemnity may be sought under this Article 7, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article 7 except to the extent the Indemnifying Party is prejudiced by such failure. The parties agree that (i) in this Article 7 they intend to shorten (in the case of the limited survival periods specified in Section 7.1) the applicable statute of limitations period with respect to certain claims, (ii) notices for claims in respect of a breach of a representation, warranty, covenant or agreement (other than a Post-Closing Covenant) must be delivered prior to the expiration of any applicable survival period specified in Section 7.1 for such representation, warranty, covenant or agreement, (iii) notices for claims in respect of a breach of a Post-Closing Covenant must be delivered prior to the date that is six months after the last day of the effective period of such Post-Closing Covenant and (iv) any claims for indemnification for which notice is not timely delivered in accordance with this Section 7.5 shall be expressly barred and are hereby waived, provided that if, prior to such applicable date, a party shall have notified any other party in accordance with the requirements of this Section 7.5 of a claim for indemnification under this Article 7 (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this Article 7 notwithstanding the passing of such applicable date.

(b) Upon receipt of notice of a claim for indemnity from an Indemnified Party pursuant to this Section 7.5 in respect of a pending or threatened claim or demand by a third party that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (such claim or demand being a “Third Party Claim” and including without limitation a pending or threatened claim or demand asserted by a third party against the Indemnified Party), the Indemnifying Party may, by notice to the Indemnified Party delivered within twenty Business Days of the receipt of notice of such Third Party Claim, assume the defense and control of such Third Party Claim, with its own counsel and at its own expense, but shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense; provided, that the Indemnifying Party shall verify to the Indemnified Party in such notice that the Indemnifying Party shall be fully responsible for all Losses relating to such Third Party Claim (subject only to any applicable limitations set forth in Section 7.4); provided, further, that the Indemnified Party shall be permitted to jointly control with the Indemnifying Party the defense of any claim which would reasonably be expected to lead to liability or create any financial or other obligation on the part of the Indemnified Party that is greater than that reasonably expected to be borne by the Indemnifying Party and for which the Indemnified Party is not entitled to indemnification hereunder (other than to the extent of the Indemnity Threshold); provided, further, that the Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense of any claim (x) the principal purpose of which is to seek injunctive or other equitable relief against the Indemnified Party, or (y) which directly relates to any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation directed at the Indemnified Party. The Indemnified Party may take any actions reasonably necessary to defend such Third Party Claim prior to the time that it receives notice from the Indemnifying Party as contemplated by the preceding sentence. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third Party Claim, unless such settlement, compromise or discharge does not involve any finding or admission of any violation of Law or admission of any wrongdoing by the Indemnified Party and the Indemnifying

Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement or judgment, (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or adversely affect any Indemnified Party in any material respect and (iii) obtain, as a condition of any settlement or other resolution, a complete and unconditional release of each Indemnified Party from any and all liability in respect of such Third Party Claim. The Indemnified Party shall not settle, compromise or consent to the entry of any judgment with respect to any claim or demand for which it is seeking indemnification from the Indemnifying Party or admit to any liability with respect to such claim or demand without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld or delayed).

(c) Notwithstanding anything to the contrary in this Article 7 (including Sections 7.2 and 7.3), no Indemnifying Party shall have any liability under this Article 7 for any Losses arising out of or in connection with any Third Party Claim that is settled or compromised by an Indemnified Party without the consent of such Indemnifying Party.

(d) In the event any Indemnifying Party receives notice of a claim for indemnity from an Indemnified Party pursuant to this Section 7.5 that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within twenty Business Days following its receipt of such notice whether the Indemnifying Party disputes its liability to the Indemnified Party under this Article 7. The Indemnified Party shall reasonably cooperate with and assist the Indemnifying Party in determining the validity of any such claim for indemnity by the Indemnified Party.

Section 7.6 Exclusive Remedy. Anything to the contrary in this Agreement notwithstanding, Seller and Buyer hereby agree that following the Closing, subject to Section 9.9 and except in the case of fraud, the sole and exclusive remedy of a party for any breach or inaccuracy of any representation, warranty, covenant or agreement contained in this Agreement shall be the indemnification rights set forth in this Article 7. In furtherance of the foregoing and subject to Section 9.9 and the indemnification provisions set forth in this Article 7, (a) Buyer hereby waives, from and after the Closing Date, any and all rights, claims and causes of action any Buyer Indemnitee may have against Seller or any of its Affiliates, or their respective directors, officers, employees, Affiliates, controlling Persons, agents or representatives, successors or assigns and (b) Seller hereby waives, from and after the Closing Date, any and all rights, claims and causes of action any Seller Indemnitee may have against Buyer or any of its Affiliates, or their respective directors, officers, employees, Affiliates, agents or representatives, successors or assigns, in either case to the extent such rights, claims and causes of action arise under or are based upon any Federal, state, provincial, local or foreign statute, law, ordinance, rule or regulation or otherwise, except in the case of fraud.

Section 7.7 Treatment of Indemnity Payments. The parties agree to treat any indemnity payment made under this Article 7 as an adjustment to the Purchase Price for all purposes, including, to the extent permitted under applicable Tax Law, all federal, state, local and foreign Tax purposes, and the parties agree to, and shall cause their respective Affiliates to, file their Tax Returns accordingly.

ARTICLE 8

Definitions

Section 8.1 Certain Terms. The following terms have the respective meanings given to them below:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, provided that the portfolio companies of the Seller Guarantor’s ultimate controlling shareholders (other than the Seller Guarantor and its direct and indirect subsidiaries) shall not be regarded as Affiliates of either Seller Party.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means the Assignment and Assumption Agreement and the Transition Services Agreement.

“Applicable Accounting Principles” has the meaning set forth in Section 1.3(a).

“Assets” has the meaning set forth in Section 2.10(a).

“Assignment and Assumption Agreement” has the meaning set forth in Section 1.2(a).

“Audited Financial Statements” has the meaning set forth in Section 2.6(a).

“Balance Sheet Date” has the meaning set forth in Section 2.6(a).

“Business” means the business and operations of the Company as conducted as of the date hereof and at any time between the date hereof and the Closing.

“Business Day” means any day that is not (i) a Saturday, (ii) a Sunday or (iii) any other day on which commercial banks are authorized or required by law to be closed in the City of New York.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnitees” has the meaning set forth in Section 7.2.

“Buyer Parent” has the meaning set forth in the Preamble.

“Buyer Parties” means, collectively, Buyer and Buyer Parent (and each is individually a “Buyer Party”).

“Closing” has the meaning set forth in Section 1.2.

“Closing Balance Sheet” has the meaning set forth in Section 1.3(a).

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Indebtedness” means all Indebtedness of the Company as of the Closing.

“Closing Statement” has the meaning set forth in Section 1.3(a).

“Closing Working Capital” means an amount, equal to (i) current assets of the Company, excluding tax assets, minus (ii) current liabilities of the Company, excluding tax liabilities and Transaction Expenses, each as shown on the Closing Balance Sheet.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Recitals.

“Company Benefit Plans” means each employee benefit plan, scheme, program, policy, arrangement and contract (including, but not limited to, any “employee benefit plan”, as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option or other equity-based arrangement, and any employment, termination, retention, bonus, change in control or severance plan, program, policy, arrangement or contract), and each other benefit or compensation plan, program, agreement or arrangement, (i) for the benefit of any current or former officer, employee or director of the Company that is maintained, sponsored, or contributed to by the Company or any of its Affiliates, or (ii) with respect to which the Company has or could have any liability or obligation.

“Company Employees” has the meaning set forth in Section 4.5(a).

“Confidentiality Agreement” has the meaning set forth in Section 4.2(d).

“Continuation Period” has the meaning set forth in Section 4.5(a).

“Disputed Item” has the meaning set forth in Section 1.3(b).

“Dispute Notice” has the meaning set forth in Section 1.3(b).

“DOJ” has the meaning set forth in Section 4.3(b).

“Eligible Insurance Proceeds” has the meaning set forth in Section Section 7.4(d).

“End Date” has the meaning set forth in Section 6.1(b)(i).

“Environmental Law” means any Law regulating or relating to pollution, the protection of natural resources, the environment, Hazardous Substances or human health as it relates to pollution or Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to the Company, any trade or business, whether or not incorporated, or any other Person, which, together with the Company, is or at any relevant time was treated as a single employer under section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Financial Statements” has the meaning set forth in Section 2.6(a).

“FTC” has the meaning set forth in Section 4.3(b).

“GAAP” has the meaning set forth in Section 2.6(a).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court, tribunal or arbitrator and any self-regulatory organization.

“Hazardous Substance” means (i) any petroleum or petroleum products, asbestos, urea formaldehyde insulation or polychlorinated biphenyls and (ii) any material or substance regulated as toxic or hazardous under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Indebtedness” means, without duplication, (i) all obligations for borrowed money, (ii) all obligations evidenced by any note, bond, debenture or other debt security, (iii) any amount due under any earn-out or any similar contingent payment arrangement, (iv) all obligations in respect of letters of credit and bankers’ acceptances issued for the account of such Person, (v) all capital lease obligations, (vi) all agreements, undertakings or arrangements by which such Person guarantees, endorses or otherwise becomes or is contingently liable for any of the foregoing, and (vii) all accrued interest, prepayment premiums or penalties related to any of the foregoing; provided that “Indebtedness” shall not include performance bonds listed on Section 8.1(a) of the Seller Disclosure Letter or any similar performance bonds entered into in the ordinary course of business after the date hereof.

“Indemnified Party” has the meaning set forth in Section 7.5(a).

“Indemnifying Party” has the meaning set forth in Section 7.5(a).

“Indemnity Threshold” has the meaning set forth in Section 7.4(a).

“Independent Accountant” means a partner in the New York office of KPMG or, if no partner at such firm is willing or able to serve in such capacity, a partner in the New York office of another nationally recognized independent registered public accounting firm appointed by mutual agreement of Buyer and Seller.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether owned or held for use under license, whether registered or unregistered, including such rights in and to: (i) trademarks, trade dress, service marks, logos, slogans, trade names, brand names, corporate names, assumed names, business names and all other indicia of origin; (ii) patents and patent applications, and any and all divisions, continuations, continuations in part, reissues, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights; (iii) copyrights and copyrightable works; (iv) trade secrets, know-how, business and technical information, data and databases, software (in both source code and object code form, including all documentation and user manuals related thereto), non-public information, and confidential and proprietary information; and (v) domain names and uniform resource locators.

“Interest Rate” means the average of the daily “prime rate” (expressed as a rate per annum) published in The Wall Street Journal for each of the days in the applicable period.

“Interests” has the meaning set forth in the Recitals.

“IRS” means the Internal Revenue Service.

“Knowledge of Seller” means the actual knowledge of the Persons specified in Section 8.1(b) of the Seller Disclosure Letter.

“Laws” has the meaning set forth in Section 2.13(a).

“Leased Real Property” has the meaning set forth in Section 2.10(d).

“Leases” has the meaning set forth in Section 2.10(d).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, lease, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Litigation” means any action, claim, dispute, cease and desist letter, demand, suit, arbitration proceeding, administrative or regulatory proceeding, citation, order, investigation, summons or subpoena of any nature, civil, criminal, regulatory or otherwise, in law or in equity.

“Losses” means any and all damages, judgments, awards, liabilities, losses, obligations, claims of any kind or nature, Taxes, fines and costs and expenses (including reasonable fees and expenses of attorneys, auditors, consultants and other agents).

“Marketing Period” means the first period of twenty consecutive Business Days after the date of this Agreement throughout and at the end of which Buyer shall have the Required Information.

“Material Adverse Effect” means any event, circumstance, change or effect that is or would reasonably be expected to be, individually or in the aggregate with any other event, circumstance, change or effect, materially adverse to the business, assets, financial condition or results of operations of the Company; provided that any such event, circumstance, change or effect resulting from any of the following, individually or in the aggregate, shall not be considered when determining whether a Material Adverse Effect has occurred: (i) any change in economic conditions generally or capital and financial markets generally, including changes in interest or exchange rates, (ii) any change in the industry in which the Business operates or in which products of the Business are used or distributed, including increases in energy, electricity, raw material or other operating costs, (iii) any change in Laws or GAAP, or the enforcement or interpretation thereof, applicable to the Business, (iv) conditions in jurisdictions in which the Business operates, including hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any of the foregoing, (v) any change resulting from the execution, announcement or consummation of the transactions contemplated by this Agreement or the Ancillary Agreements (including any actions by customers, suppliers or personnel as a result thereof), (vi) any action taken by Buyer and any of its Affiliates, (vii) any hurricane, flood, tornado, earthquake or other natural disaster or any other force majeure event, (viii) any actions required to be taken pursuant to this Agreement, (ix) any actions taken at the written request of Buyer, (x) the failure of the Business to achieve any financial projections or forecasts (provided, however that any event, circumstance, change or effect that may have contributed to such failure shall be considered in determining whether there has been a Material Adverse Effect), or (xi) any matter set forth in the Seller Disclosure Letter; except, in the case of clauses (i), (ii) and (iii), to the extent such event, circumstance, change or effect has a materially disproportionate impact on the Company compared with other companies operating in the industry in which the Business operates.

“Material Contract” has the meaning set forth in Section 2.9(b).

“Multiemployer Plan” means any “multiemployer plan” within the meaning of section 3(37) of ERISA.

“New Benefit Plans” has the meaning set forth in Section 4.5(c).

“Notice of Insurance” has the meaning set forth in Section Section 7.4(d).

“Old Benefit Plans” has the meaning set forth in Section 4.5(c).

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Owned Intellectual Property” has the meaning set forth in Section 2.11.

“Permits” has the meaning set forth in Section 2.13(b).

“Permitted Liens” means (i) real estate and personal property Taxes, assessments, governmental levies, fees or charges or statutory liens for current Taxes or other governmental charges with respect to the Leased Real Property not yet due and payable or due and payable but not delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings set forth in Seller Disclosure Letter, (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business or in connection with construction contracts for amounts that are not delinquent or are being contested in good faith by appropriate proceedings set forth in Seller Disclosure Letter and that would not individually or in the aggregate be materially adverse to the Business, (iii) zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements imposed by any Governmental Authorities having jurisdiction over the Leased Real Property, (iv) all rights relating to the construction and maintenance in connection with any public utility of wires, poles, pipes, conduits and appurtenances thereto, on, under or above the Leased Real Property, (v) all matters disclosed as Liens in the Seller Disclosure Letter, (vi) any state of facts which an accurate survey or inspection of the Leased Real Property would disclose and which, individually or in the aggregate, do not materially impair the continued use of the Leased Real Property for the purposes for which it is used for the Business, (vii) title exceptions disclosed by any title insurance commitment or title insurance policy for any such Leased Real Property issued by a title company and delivered or otherwise made available to Buyer prior to the date hereof, (viii) statutory Liens in favor of lessors arising in connection with any property leased to the Company, (ix) other defects, irregularities or imperfections of title, encroachments, easements, servitudes, permits, rights of way, flowage rights, restrictions, leases, licenses, covenants, sidetrack agreements and oil, gas, mineral and mining reservations, rights, licenses and leases, which, in each case, do not materially impair the continued use of the Leased Real Property for the purposes for which it is used for the Business and (x) Liens that, individually or in the aggregate, do not, and would not reasonably be expected to, materially detract from the value of any of the property, rights or assets of the business of the Company or materially interfere with the use thereof as currently used by the Company.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Post-Closing Covenant” has the meaning set forth in Section 7.1.

“Pre-Closing Covenant” has the meaning set forth in Section 7.1.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing and, with respect to a Tax period that begins on or before the Closing and ends thereafter, the portion of such Tax period ending at the completion of the Closing. For these purposes, Taxes shall be apportioned between the portion of any period ending at the completion of the Closing and the portion of any period beginning upon the completion of the Closing on a per diem basis in the case of real and personal property taxes and on the basis of an interim closing of the books as of the Closing in the case of all other Taxes.

“Purchase Price” means an amount in cash equal to $520 million, as increased pursuant to Section 1.2, if applicable, minus Closing Indebtedness.

“Qualifying Loss” means any individual indemnifiable Loss or series of related Losses in excess of $10,000.

“Reference Balance Sheet” means the balance sheet of the Company included in the Unaudited Financial Statements.

“Related Party Transaction” means any agreement, arrangement, commitment, transaction or course of dealing between the Company, on the one hand, and any Related Party or group of Related Parties, on the other hand; provided, that for purposes of this definition, Related Parties shall (in addition to the Seller Guarantor and its direct and indirect subsidiaries) be deemed to include each other portfolio company of the Seller

Guarantor’s ultimate controlling shareholder, but only to the extent that, to the Knowledge of Seller, any such agreement, arrangement, commitment, transaction or course of dealing between such other portfolio company and the Company is outside of the ordinary course of business or is not on arms length terms.

“Related Party” means Seller, each Affiliate of Seller and each officer, manager or director of the Company, Seller or an Affiliate of Seller.

“Resolution Period” has the meaning set forth in Section 1.3(c).

“Retained Severance Agreements” has the meaning set forth in Section 4.5(a).

“Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder.

“Seller” has the meaning set forth in the Preamble.

“Seller Credit Facility” means the credit agreement, dated as of August 21, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Seller Guarantor, Altegrity Acquisition Corp., Altegrity Holding Corp., the several banks, other financial institutions and institutional investors from time to time parties thereto, Goldman Sachs Bank USA, as administrative agent, as successor to Lehman Commercial Paper Inc., and collateral agent, as successor to Lehman Commercial Paper Inc. to the Lenders and Lehman Brothers Inc. and Banc of America Securities LLC, as joint lead arrangers and joint bookrunners for the loan facilities therein.

“Seller Disclosure Letter” means the letter, dated as of the date hereof, delivered by Seller to Buyer prior to the execution of this Agreement and identified as the Seller Disclosure Letter.

“Seller Guarantor” has the meaning set forth in the Preamble.

“Seller Indemnitees” has the meaning set forth in Section 7.3.

“Seller Parties” means, collectively, Seller and Seller Guarantor (and each is individually a “Seller Party”).

“Solvent” has the meaning set forth in Section 3.5.

“Target Working Capital” means $7,297,569, which amount has been calculated in accordance with the Applicable Accounting Principles and as set forth in Section 8.1 of the Seller Disclosure Letter.

“Tax” means any federal, state, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental (including taxes under section 59A of the Code), real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding, estimated or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest, fines and penalties thereon and additions thereto).

“Tax Return” means any federal, state, local or foreign tax return, declaration, statement, report, schedule, form or information return or any amendment to any of the foregoing relating to Taxes.

“Third Party” means any Person as defined in this Agreement or in Section 13(d) of the Exchange Act, other than Seller or any of its Affiliates.

“Third Party Claim” has the meaning set forth in Section 7.5(b).

“Transaction Expenses” means (without duplication), (i) the collective amount payable by, or liabilities or obligations of, the Company to legal counsel, accountants, advisors, brokers and other Persons in connection with the transactions contemplated by this Agreement, and (ii) all liabilities or obligations of the Company under or in connection with any deferred compensation arrangements, severance arrangements, stay bonuses, incentive bonuses, termination and change of control arrangements and similar obligations that are owed to any Person or that will be triggered, either automatically or with the passage of time, by the consummation of the transactions contemplated by this Agreement (including any associated withholding taxes or employer match or other Taxes payable in connection therewith).

“Transition Services Agreement” has the meaning set forth in Section 4.10

“Treasury Regulations” means the regulations prescribed under the Code.

“Unaudited Financial Statements” has the meaning set forth in Section 2.6(a).

“Unresolved Items” has the meaning set forth in Section 1.3(d).

Section 8.2 Construction. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “party” or “parties” shall refer to parties to this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Exhibits are to Articles, Section and Exhibits of this

Agreement unless otherwise specified. All Exhibits and Disclosure Letters annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Exhibit or Disclosure Letter but not otherwise defined therein shall have the meaning given to such term in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. With respect to all materials that are described in this Agreement as having been provided or made available to Buyer, such materials shall be deemed to have been provided or made available to Buyer if such materials were posted to the “Project Excalibur” electronic data room hosted by Intralinks or delivered to Buyer or its counsel (by electronic mail or otherwise) prior to the date hereof, and remained accessible to Buyer thereafter.

ARTICLE 9

Miscellaneous

Section 9.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given:

if to Buyer,

Claims Services Group, Inc.

7 Village Circle, Suite 350

Westlake, TX 76262

Attention: Jason M. Brady, Secretary

Facsimile: (650) 332-1585

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Attention: Stephen L. Ritchie, P.C. and Walter S. Holzer

Facsimile: (312) 862-2200

if to Seller,

HireRight Records Services, Inc.

c/o Altegrity, Inc.

7799 Leesburg Pike

Suite 1100 North

Falls Church, VA 22043-2413

Attention: David Fontaine

Facsimile: (703) 637-1741

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Facsimile: (212) 521-7569

Attention: Kevin A. Rinker

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 9.2 Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. Except as otherwise expressly provided herein, the rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity

Section 9.3 Expenses. Except as otherwise provided herein, all costs, fees and expenses incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, whether or not consummated, shall be paid by the party incurring such cost or expense; provided that (i) Seller shall be solely responsible for and shall pay all Transaction Expenses, (ii) Buyer shall be responsible for and shall pay any filing fees under the HSR Act, and (iii) Seller and Buyer shall share equally the cost of any transfer, documentary, sales, use, stamp, registration, value added Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement and the Ancillary Agreements (including any real property transfer tax and any similar Tax), and Buyer will file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, Seller will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

Section 9.4 Governing Law, etc.

(a) THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. Buyer and Seller hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State, City and County of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby. Each of Buyer and Seller irrevocably agrees that all claims in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby, or with respect to any such action or proceeding, shall be heard and determined in such a New York State or federal court, and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction. Each of Buyer and Seller hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or in respect of any such transaction, that it is not subject to such jurisdiction. Each of Buyer and Seller hereby waives, and agrees not to assert, to the maximum extent permitted by law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. Buyer and Seller hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.1 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

(b) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and permitted assigns; provided that this Agreement shall not be assignable or otherwise transferable by any party without the prior written consent of the other party. Following the Closing, Buyer shall have the right to assign all or certain provisions of this Agreement, or any interest herein, without the consent of Seller, to (a) any Affiliate of Buyer, (b) any purchaser of any or all of the assets or equity interests (whether by merger, recapitalization, reorganization or otherwise) of Buyer, or (c) to any of Buyer’s financing sources as collateral, provided that any such assignment by Buyer shall not release Buyer or Buyer Parent from any liability or obligation under this Agreement. Any assignment in violation of this Section 9.5 shall be void.

Section 9.6 Entire Agreement. This Agreement, the Ancillary Agreements (when executed and delivered) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements, understandings and representations, both written and oral, between the parties with respect to the subject matter hereof.

Section 9.7 Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is determined by a court of competent jurisdiction to be invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever. Upon any such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.8 Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Until and unless each party has received a counterpart hereof signed by the other party, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except as provided under (a) Section 9.4 and Section 9.10, with respect to which the Lenders shall be express third-party beneficiaries, or (b) Article 7, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties and their respective successors and assigns.

Section 9.9 Specific Performance. The parties agrees that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 9.4, in addition to any other remedy to which they are entitled at law or in equity. The parties hereby waive, in any action for specific performance, the defense of adequacy of a remedy at law and the posting of any bond or other security in connection therewith.

Section 9.10 Buyer’s Lenders. Notwithstanding anything herein to the contrary, the Seller and the Seller Guarantor (and any of their respective stockholders, partners, members, Affiliates, directors, officers, employees, controlling persons or agents) shall not have any rights or claims against any Lender in connection with this Agreement or the Financing Letter or any letter entered into in connection with the Financing Letter with such Lender, whether at law or equity, in contract, in tort or otherwise. In addition, notwithstanding anything in this Agreement to the contrary, in no event shall any Lender have any liability or obligation to the Seller or the Seller Guarantor (or any of their respective stockholders, partners, members, Affiliates, directors, officers, employees, controlling persons or agents) relating to or arising out of this Agreement or the transactions contemplated hereby; provided that, nothing in this Section 9.10 shall in any way limit or modify the rights and obligations of Buyer, Buyer Parent or any Lender under the Financing Letter or Buyer’s or Buyer Parent’s obligations under this Agreement.

Section 9.11 Buyer Parent. Buyer Parent hereby unconditionally and irrevocably guarantees the full and prompt performance of all obligations of Buyer and each of Buyer Parent’s Affiliates, as applicable, under this Agreement and the Ancillary Agreements.

Section 9.12 Seller Guarantor. Seller Guarantor hereby unconditionally and irrevocably guarantees the full and prompt performance of all obligations of Seller under this Agreement and the Ancillary Agreements.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

HIRERIGHT SOLUTIONS, INC.

By
Name:
Title:

ALTEGRITY, INC.

By
Name:
Title:

CLAIMS SERVICES GROUP, INC.

By
Name:
Title:

SOLERA HOLDINGS, INC.

By
Name:
Title:

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the data first above written.

HIRERIGHT SOLUTIONS, INC.

By
	Name:	David R. Fontaine
	Title:	Senior Vice President & Seceretary

ALTEGRITY, INC.

By
	Name:	Michael G. Cherkasky
	Title:	President & Chief Executive Officer

CLAIMS SERVICES GROUP, INC.

By
Name:
Title:

SOLERA HOLDINGS, INC.

By
Name:
Title:

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

HIRERIGHT SOLUTIONS, INC

By
	Name:	David R. Fontaine
	Title:	Senior Vice President & Secretary

ALTEGRITY, INC.

By
	Name:	Michael G. Cherkasky
	Title:	President & Chief Executive Officer

CLAIMS SERVICES GROUP, INC.

By
Name:
Title:

SOLERA HOLDINGS, INC.

By
Name:
Title:

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

HIRERIGHT SOLUTIONS, INC.

By
Name:
Title:

ALTEGRITY, INC.

By
Name:
Title:

CLAIMS SERVICES GROUP, INC.

By
	Name:	TONY AQUILA
	Title:	CEO

SOLERA HOLDINGS, INC.

By
	Name:	TONY AQUILA
	Title:	CEO